Exhibit 10.2

AMENDMENT AND RESTATEMENT AGREEMENT

Dated 31 MARCH 2017

for

entered into between

INVESTEC BANK LIMITED

(Registration No. 1969/004763/06)

a limited liability company duly registered and incorporated in accordance with the laws of South Africa and carrying on business at 100 Grayston Drive, Sandown, Sandton, 2196 South Africa

and

PILANESBERG PLATINUM MINS PROPRIETARY LIMITED

(Registration No. 2002/015572/07

a limited liability company duly registered and incorporated in accordance with the laws of South Africa and having its registered address at 6 Ecofusion Office Park, Block B, 324 Witch-Hazel Avenue, Highveld Extension 59, South Africa

and

PLATMIN SOUTH AFRICA PRIPRIETARY LIMITED

(Registration No. 200/002572/07

a limited liability company duly registered and incorporated with the laws of South Africa and having is registered address at 6 Ecofusion Office Park, Block B, 324 Witch-Hazel Avenue, Highveld Extension 59, South Africa

Table of Contents

Page

1.	DEFINITIONS	1

2.	CONDITIONS PRECEDENT	2

3.	AMENDMENT AND RESTATEMENT	4

4.	GUARANTEES	5

5.	ADDITIONAL PROVISIONS	5

1.	DEFINITIONS AND INTERPRETATION	11

(i)

This Agreement is made on 31 March 2017

(1)	PILANESBERG PLATINUM MINES PROPRIETARY LIMITED (Registration No. 2002/015572/07), a limited liability company duly registered and incorporated in South Africa (the "Borrower");

(2)	PLATMIN SOUTH AFRICA PROPRIETARY LIMITED (Registration No. 2000/002572/07, a limited liability company duly registered and incorporated in South Africa ("Platmin");

(3)	INVESTEC BANK LIMITED (Registration No. 1969/004763/06, a limited liability company duly registered and incorporated in South Africa as Lender (as "Investec")

WHEREAS:

(A)	(By way of a revolving commodity financing facility agreement (the "Original Facility Agreement'') entered into on or about 26 June 2013 as amended from time to time between the Borrower, Platmin and Investec, Investec agreed to make a facility available to the Borrower, all on the terms and conditions contained therein.

(B)	The Parties have now agreed to amend and restate the Original Facility Agreement, all on the terms and conditions contained in Annexure A hereto.

IT IS AGREED:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, capitalised terms and expressions not otherwise defined shall bear the meanings given to them in the Amended and Restated Facility Agreement. For the purpose of this Agreement:-

1.1	"2017 Fees Letter" means the fees letter entered into or to be entered into on or about the Amendment and Restatement Date and Time between the Borrower and Investec, all on the terms and conditions contained therein;

1.2	"Amended and Restated Facility Agreement" shall bear the meaning ascribed thereto in clause 3;

1.3	"Amendment and Restatement Date and Time" means 12:00 (South African time) on the date on which the Conditions Precedent are fulfilled;

1.4	"Conditions Precedent" means the conditions precedent in clause 2 hereof;

1.5	"Impala Notice" means the notice to Impala substantially in the form which is attached hereto as Annexure B;

1.6	"Obligors" means the Borrower and Platmin and "means any one of them as the context may require;

1.7	"Parties" means the Obligors and Investec and "Party" means any one of them as the context may require; and

1.8	"Relevant Agreements" means:

1.8.1	this Agreement;

1.8.2	the 2017 Fees Letter;

1.8.3	the Impala Notice;

1.8.4	the Amended and Restated Facility Agreement; and

and each a "Relevant Agreement" as the context may require.

2.	CONDITIONS PRECEDENT

2.1	This Agreement is subject to the fulfilment (all in a form and substance satisfactory to the Holder) of the following Conditions Precedent, namely:

2.1.1	each Relevant Agreement has been signed by the parties thereto become unconditional in accordance with its terms (save for any condition requiring this Agreement to become unconditional);

2.1.2	the Lender has received

2.1.2.1	a copy of a resolution of the board of directors of each Obligor, (i) approving the terms of. and the transactions contemplated by, each Relevant Agreement to which it is a party and resolving that it execute each such Relevant Agreement; and (ii) authorising a specified person or persons to execute each Relevant Agreement on its behalf;

2.1.2.2	a certificate from each Obligor (signed by a director of such Obligor), dated the date of the Amendment and Restatement Date and Time confirming that inter alia:

2.1.2.2.1	confirming that borrowing or guaranteeing, as appropriate, the Facility would not cause any borrowing, guarantee or similar limit binding on such Obligor to be exceeded;

2.1.2.2.2	each document relating to it specified in the Amended and Restated Facility Agreement is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Amendment and Restatement Date and Time;

2.1.2.2.3	the representations of the Borrower in the Transaction Documents to which it is a party are true and correct;

2.1.2.2.4	no Default or Event of Default has occurred and is continuing;

2.1.2.2.5	all of the representations and warranties are true and correct;

2.1.2.2.6	no Material Adverse Event has occurred;

2.1.2.2.7	no proceedings of the type contemplated in clause 23.13 (No Proceedings Pending or Threatened) are pending or threatened in respect of either Obligor and no industrial action is pending or threatened against either Obligor; and

2.1.2.2.8	no proceedings of the type contemplated in clause 23.13 (No Proceedings Pending or Threatened). of which such Obligor ought to reasonably be aware, are pending or threatened in respect of Impala and no industrial action, of which such Obligor ought to reasonably be aware, is pending or threatened against Impala;

2.1.2.3	evidence to its satisfaction that at the time that the Relevant Agreements were entered into and became effective, the assets of the Borrower exceeded its liabilities prior to and immediately following the implementation of such Relevant Agreements;

2.1.2.4	copies of any consents and approvals (including, without limitation, any governmental or regulatory approvals) required by each Obligor to enter into and perform its obligations under the Relevant Agreements;

2.1.2.5	a signed notice to Impala substantially in the form attached hereto as Annexure B;

2.1.2.6	the Lender is satisfied that the auditors of the Borrower have been notified of the out-and-out cession of the Ceded Rights and that such out-and-out cession will be noted in the Borrower's financial statements;

2.1.2.7	a legal opinion by the legal counsel to the Obligors, dealing, inter alia, with (a) the powers, capacity and authority of the Obligors to conclude the Relevant Agreements to which they are a party; and (b) the due incorporation and due execution of the Obligors;

2.1.2.8	a tax opinion by ENSafrica, dealing with, inter alia, the tax implications in respect of the Relevant Agreements; It is neither illegal nor unlawful for the Lender to perform any of its obligations under the Amended and Restated Facility Agreement;

2.1.3	no Material Adverse Effect has occurred;

2.1.4	no Default or Event of Default has occurred which is continuing; and

2.1.5	no Economic Failure has occurred.

2.2	Each of the Conditions Precedent is stipulated for the benefit of the Lender. The Lender shall accordingly be entitled to waive fulfilment of any such Condition/s Precedent by giving written notice to that effect to the Obligors.

3.	AMENDMENT AND RESTATEMENT

The Parties agree that with effect from the Amendment and Restatement Date and Time, the Original Facility Agreement shall be amended and restated in the form set out in Annexure A hereto (the "Amended and Restated Facility Agreement").

4.	GUARANTEES

On the Amendment and Restatement Date and time, each Obligor:

4.1	confirms its acceptance of the Original Facility Agreement (as amended by this Agreement);

4.2	agrees that it is bound as an Obligor by the terms of the Original Facility Agreement (as amended by this Agreement); and

4.3	(if a Guarantor) confirms that its guarantee under clause 18 (Guarantee and Indemnity) of the Original Facility Agreement:

4.3.1	continues in full force and effect on the terms of the Original Facility Agreement (as amended by this Agreement); and

4.3.2	extends to the obligations of the Obligors under the Finance Documents (including the Original Facility Agreement (as amended by this Agreement)).

5.	ADDITIONAL PROVISIONS

Clauses 1.2 (Construction), 29 (Notices). 31 (Partial Invalidity) to 36 (Independent Advice) of the Amended and Restated Facility Agreement are deemed to be incorporated herein mutatis mutandis and shall apply hereto as if repeated herein in full.

Signature Pages

BORROWER

SIGNED at Centurion on this the 31st day of March 2017

For and on behalf of Pilanesberg Platinum Mines Proprietary Limited
/s/ Erich Clarke
Name: Erich Clarke Capacity: Director Who warrants his authority hereto

OBLIGORS

SIGNED at Centurion on this the 31st day of March 2017

For and on behalf of Platmin South Africa Proprietary Limited
/s/ Erich Clarke
Name: Erich Clarke Capacity: Director Who warrants his authority hereto

LENDER

SIGNED at ______________on this the ________ day of March 2017

For and on behalf of

Investec Bank Limited

/s/ Kriosha Naidoo

Name: Kriosha Naidoo

Capacity: Authorised Signatory

Who warrants his authority hereto

SIGNED at ______________on this the ________ day of March 2017

For and on behalf of

Investec Bank Limited

/s/ Igna Ferreira

Name: Igna Ferreira

Capacity: Authorised Signatory

Who warrants his authority hereto

Annexure A

Amended and Restated Facility Agreement

IMPALA CONCENTRATE – AMENDED AND RESTATED REVOLVING COMMODITY FINANCING FACILITY AGREEMENT AND OUT-AND-OUT CESSION

entered into between

INVESTEC BANK LIMITED

(Registration No. 1969/004763/06)

a limited liability company duly registered and incorporated in accordance with the laws of South Africa and carrying on business at 100 Grayston Drive, Sandown, Sandton, 2196, South Africa

and

PILANESBERG PLATINUM MINS PROPRIETARY LIMITED

(Registration No. 2002/015572/07

a limited liability company duly registered and incorporated in accordance with the laws of South Africa and having its registered address at 6 Ecofusion Office Park, Block B, 324 Witch-Hazel Avenue, Highveld Extension 59, South Africa

and

PLATMIN SOUTH AFRICA PRIPRIETARY LIMITED

(Registration No. 200/002572/07

a limited liability company duly registered and incorporated with the laws of South Africa and having is registered address at 6 Ecofusion Office Park, Block B, 324 Witch-Hazel Avenue, Highveld Extension 59, South Africa

WHEREBY IT IS AGREED as follows:

PART 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:-

1.1.1	"Acceleration" means acceleration of the Loan as contemplated in clause 26.2 hereof.

1.1.2	"Accounting Principles" means generally accepted accounting principles in South Africa, including IFRS.

1.1.3	"Advance" means each advance against the Facility which is made by the Lender to the Borrower in accordance with the provisions of clause 7 hereof, in an amount determined in accordance with the following formula:-

A = AGA - DA

Where:-

A =	the amount of the Advance;

AGA =	the Aggregate Gross Amount; and

DA =	the discount Discount Amount in respect of the Advance in question

1.1.4	"Advance Additional Information" means, in relation to each Advance (other than the First Advance), any other documents or information (other than Advance Calculation Information) in respect of such Advance which are analogous to the First Advance Additional Information.

1.1.5	"Advance Calculation Information" means any information required by the Lender in respect of, or for, the calculation of each Advance.

1.1.6	"Aggregate Gross Amount" means , in respect of each Advance, the aggregate of the Gross Amounts in respect of BMC Minerals or PMC Minerals, as applicable, to be financed in terms of such Advance.

1.1.7	"Aggregate Outstandings" means, as of any date, the aggregate of all Financial Indebtedness of the Borrower on such date

1.1.8	"Aggregate Utilised Amount" means, in respect of any cancellation of the Facility, an amount in Rands calculated in accordance with the following formula:-

AUA =	UA+ UP

Where:-

AUA =	the amount of the Aggregate Utilised Amount;

UA =	the sum of:

(a)	the aggregate amount of each Advance which is made by the Lender to the Borrower during each month or part thereof during the Utilisation Period, less;

(b)	in respect of each Aggregate Gross Amount which is repaid by the Borrower to the Lender during each month or part thereof during the Utilisation Period, an amount equal to the Advance relating to such Aggregate Gross Amount; and

UP =	the number of months or part thereof occurring during the relevant Utilisation Period.

1.1.9	"Agreement" means this amended and restated revolving commodity financing facility agreement and all schedules, addenda and extension agreements thereto (as such agreement has been amended and restated by the Amendment and Restatement Agreement).

1.1.10	"Amendment and Restatement Agreement" means the amendment and restatement agreement entered into on or about the Signature Date between, inter alias, the Borrower and the Lender in terms of which, inter alia, the parties thereto agree to amend and restate the Original Facility Agreement, all on the terms and conditions contained therein.

1.1.11	"Amendment and Restatement Date and Time" shall bear the meaning ascribed thereto in the Amendment and Restatement Agreement.

1.1.12	"Annual Financial Statements" means, in respect of each Obligor, the audited annual financial statements (consolidated if appropriate) of such Obligor in respect of the year contemplated in the applicable clause.

1.1.13	"Applicable Law" means, in relation to South Africa, any law, regulation, regulatory requirement judgment, order or direction or any other act of any government entity of South Africa and includes any law insofar as it relates to the interpretation of any law.

1.1.14	"Approved Minerals" means platinum, palladium, gold, nickel and copper and "Approved Mineral" means any one of them.

1.1.15	"Assignment Entities" means The Standard Bank of South Africa Limited, Absa Bank Limited, Nedbank Limited, Rand Merchant Bank (a division of FirstRand Bank Limited), Old Mutual Specialised Finance (Proprietary) Limited and Sanlam Capital Markets Limited and "Assignment Entity" means any one of them.

1.1.16	"Auditors" means any one of PricewaterhouseCoopers Ernst & Young, KPMG or Deloitte or such other firm approved in advance by the Lender (such approval not to be unreasonably withheld or delayed).

1.1.17	"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

1.1.18	"BMC Minerals" means copper and nickel and "BMC Mineral" means either of them.

1.1.19	"Borrower" means Pilanesberg Platinum Mines Proprietary Limited (Registration No. 2002/015572/07), a company duly incorporated in accordance with the laws of South Africa and having its registered address at 6 Ecofusion Office Park, Block B, 324 Witch-Hazel Avenue, Highveld Extension 59, South Africa.

1.1.20	"Borrower Account" means the bank account of the Borrower having the following details, namely:-

Bank:	The Standard Bank of South Africa Limited

Account Name:	Pilanesberg Platinum Mines Proprietary Limited

Branch No:	Cententurion 01-26-45

Account No:	[***]

1.1.21	"Borrower Entitlement Amount" means the Excluded Mineral Payment Amount and/or the Non-Financed Amount.

1.1.22	"Borrower Invoice" means the invoice delivered by the Borrower to Impala in respect of the Concentrate Lots which were delivered by the Borrower to Impala during the applicable Delivery Month.

1.1.23	"Borrower Shareholders" means the legal and beneficial owners of the issued share capital of the Borrower from time to time and "Borrower Shareholder" means any one of them.

1.1.24	"Break Costs" means, in respect of any Advance, all Losses properly evidenced and actually incurred or sustained by the Lender in relation to the termination or modification of any commodity, currency, interest rate or other hedging arrangements or on account of any funds borrowed, contracted for or utilised to fund such Advance due to non-payment (in whole or in part) of the Aggregate Gross Amount of such Advance on the Payment Date of such Advance.

1.1.25	"Break Fee" means a fee payable by the Borrower to the Lender in an amount of R600 000,00 (six hundred thousand Rand).

1.1.26	"Break Gains" means, in respect of any Advance, any amount actually received by the Lender (as properly evidenced), in relation to the termination or modification of any commodity, currency, interest rate or other hedging arrangements or on account of any funds borrowed, contracted for or utilised to fund such Advance as a result of the Lender receiving any payment (in whole or in part) of the Aggregate Gross Amount of such Advance on a date other than the Payment Date of such Advance.

1.1.27	"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Johannesburg, South Africa and London, England.

1.1.28	"Cancellation Dates" means:-

1.1.28.1	the date on which all of the Facility Limit is cancelled by the Borrower in terms of clause 13 hereof; or

1.1.28.2	each date on which a portion of the Facility Limit is cancelled by the Borrower in terms of clause 13 hereof,

and "Cancellation Date" means any one of such dates, as the context may require.

1.1.29	"Cancellation Fee" means the fee which is payable by the Borrower to the Lender in respect of any Cancelled Portion, which fee shall be an amount, in Rands, calculated in accordance with the following formula:-

CP =	P x 0.65% x (CM ÷ 12)[2] x (CP ÷ FL)

Where:-

CF =	the Cancellation Fe;

uP =	the Unutilised Portion;

CM =	the relevant Cancelled Portion;

FL =	The Facility Limit (immediately prior to deducting the relevant Cancelled Portion0,

an illustrative example of the calculation of which Cancellation Fee is attached hereto as Schedule 3.

1.1.30	"Cancellation Notice" means the notice issued by the Borrower to the Lender pursuant to clause 13.2 hereof.

1.1.31	"Cancellation Period" means, in respect of any Cancelled Portion, the period commencing on (but excluding) the Cancellation Date and ending on (and including) the Maturity Date contemplated in clause 1.1.114.1 hereof.

1.1.32	"Cancelled Portion" means the whole or any part of the Facility Limit which is cancelled in terms of clause 13 hereof.

1.1.33	"Capital" means the aggregate amount of the Facility drawn down by the Borrower from time to time and which has not been repaid by the Borrower to the Lender.

1.1.34	"Ceded Rights" means all of the Borrower's right, title and interest in and to (i) all payments rights under the Concentrate Agreement; and (ii) all proceeds due to the Borrower arising from any Hedging Arrangement.

1.1.35	"Collection Account" means the account of the Lender into which all payments due and owing by Impala to the Borrower in terms of the Concentrate Agreement shall be paid namely:

Account Name:	Investec Bank Limited

Bank:	Investec Bank Limited

Branch Code:	580105

Account No:	[***]

1.1.36	"Commitment Fee" means 0,45% (zero comma four five per cent) per annum of the aggregate undrawn amount of the Facility from time to time during the relevant Facility Availability Period, payable on each Commitment Fee Payment Date

1.1.37	"Commitment Fee Commencement Date" means the date in the second calendar month following the Facility Availability Date corresponding to the Facility Availability Date.

1.1.38	"Commitment Fee Payment Date" means the last Business Day of each Commitment Fee Period.

1.1.39	"Commitment Fee Period" means a period of 1 (one) month provided that:

1.1.39.1	the first Commitment Fee Period shall commence on the Commitment Fee Commencement Date and shall expire on the 1st (first) Business Day of the next calendar month; and

1.1.39.2	each subsequent Commitment Fee Period shall commence on the last Business Day of the previous Commitment Fee Period.

1.1.40	"Companies Act" means the Companies Act No. 71 of 2008.

1.1.41	"Concentrate" shall bear the meaning ascribed thereto in the Concentrate Agreement

1.1.42	"Concentrate Agreement" means collectively (i) the Treatment of Concentrate and Sale of Metals Agreement entered into on or about 23 June 2015 between the Borrower (as seller) and Impala (as purchaser); and (ii) all and any other concentrate agreements entered into between the Borrower and Impala pursuant to which inter alia the Borrower agrees to sell the Concentrate to Impala, all on the terms and conditions contained therein.

1.1.43	"Concentrate Lot" means each 100 dry metric ton of Concentrate delivered by the Borrower to Impala which is defined as an "Accounting Batch" in the Concentrate Agreement.

1.1.44	"Conditions Precedent" means the conditions precedent in clause 5 hereof.

1.1.45	"Constitutional Documents" means, in relation to any entity, the memorandum and articles of association and certificate of incorporation or other constitutional documents of such entity.

1.1.46	"Control" means, in relation to any company or similar organisation or person, the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:-

1.1.46.1	cast, or control the casting of, more than 50% (fifty per cent) of the votes that might be cast at a general meeting of such person; or

1.1.46.2	the power to appoint the majority of directors (if the person is a company) or trustees (if the person is a trust); or

1.1.46.3	any analogous rights to those referred to in clauses 1.1.46.1 and 1.1.46.2 hereof in relation to any other person or entity,

and "Controlled" or "Controlling" shall have corresponding meanings.

1.1.47	"Current Period" means the First Facility Period and each applicable Renewal Period thereafter.

1.1.48	"Debt to Equity Ratio" means, as of any date, the ratio comprised by the Aggregate Outstandings to the Shareholders Equity on such date.

1.1.49	"Default" means an Event of Default or any event or circumstance specified in clause 26.1 hereof, which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

1.1.50	"Default Interest" means Interest at the Default Rate accruing in terms of clause 16.2 hereof.

1.1.51	"Default Rate" means the rate which is 2% (two per cent) above the Prime Rate.

1.1.52	"Delivery Month" means each month in respect of which Concentrate is delivered to Impala in terms of the Concentrate Agreement.

1.1.53	"Derived JIBAR Rate" means -

1.1.53.1	in respect of any Interest Period which is longer than 1 (one) month but shorter than 3 (three) months, and on any applicable JIBAR Determination Date, the rate of interest which is interpolated by the Lender, acting reasonably, from One Month JIBAR and Three Month JIBAR; and

1.1.53.2	in respect of any Interest Period which is longer than 3 (three) months but shorter than 6 (six) months, and on any applicable JIBAR Determination Date, the rate of interest which is interpolated by the Lender, acting reasonably, from Three Month JIBAR and Six Month JIBAR.

1.1.54	"Determination Date" means the date on which the Price of each Approved Mineral to be financed in terms of an Advance is agreed or determined in accordance with the provisions of clause 8 hereof.

1.1.55	"Determination Reference Banks" means JP Morgan, Goldman Sachs and Societe Generale or any one or more of the Replacement Determination Reference Banks, as the case may be.

1.1.56	"Disbursement Request" means the Disbursement Request substantially in the form set out in Schedule 2 or such other form as may be accepted by the Lender, to be delivered by the Borrower to the Lender from time to time during the relevant Facility Availability Period in accordance with this Agreement.

1.1.57	"Discount Amount" means, in respect of each Advance, an amount in Rands determined in accordance with the following formula:-

DA= AGA x IDR x (d ÷ 365)

Where:-

DA =	the Discount Amount;

AGA =	the Aggregate Gross Amount

UDR =	BDR + m;

m =	the Margin;

BDR =

i =	the Relevant Base Interest Rate which corresponds to the relevant Interest Period of such Advance; and

d =	the number of days in the Interest Period in respect of such Advance.

1.1.58	"Discount Amount" means, in respect of each Advance, an amount in Rands determined in accordance with the following formula:-

1.1.58.1	the dates on which such Concentrate Lots were delivered by the Borrower to Impala during such Delivery Month;

1.1.58.2	the moisture content of such Concentrate Lots;

1.1.58.3	the Impala Initial Metal Analysis in respect of such Concentrate Lots;

1.1.58.4	the Pilanesberg Initial Metal Analysis in respect of such Concentrate Lots;

1.1.58.5	the DMT of such Concentrate Lots;

1.1.58.6	if applicable, the determination by the parties to the Concentrate Agreement or the umpire laboratory, as the case may be, of such Concentrate Lots, in accordance with the terms of the Concentrate Agreement;

1.1.58.7	the Settlement Analysis (if applicable) of such Concentrate Lots; and

1.1.58.8	the percentage of chromium oxide in such Concentrate (if available).

1.1.59	"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) and "Dispose" shall have a corresponding meaning.

1.1.60	"DMT" shall bear the meaning ascribed thereto in the Concentrate Agreement.

1.1.61	"Dollars", "US$" and "USD" means the lawful currency of the United States of America.

1.1.62	"Due Diligence Investigations" means due diligence investigations required to be conducted by the Lender as prescribed by the Lender's internal compliance requirements.

1.1.63	"Economic Failure" means an event or circumstance has occurred or events or circumstances have occurred (including any material adverse change or the continuation of any circumstance(s)), determined in the sole discretion of the Lender, acting reasonably, in the South African or international capital markets or in South African or international monetary, financial, political or economic conditions which materially adversely impacts on the Lender's ability to hedge an Advance and/or renders it unlawful or impossible for the Lender to advance any amount against the Facility to the Borrower in accordance with the provisions of this Agreement.

1.1.64	"Event of Default" means any event or circumstance specified as such in clause 26.1 hereof.

1.1.65	"Excluded Minerals" means rhodium, ruthenium and iridium.

1.1.66	"Excluded Mineral Payment Amount" means any amount paid by Impala into the Collection Account on account of the Excluded Minerals.

1.1.67	"Excluded Person" means:-

1.1.67.1	any person listed on the sanction lists of OFAC, the UN and/or Interpol from time to time;

1.1.67.2	Politically Exposed Persons; and

1.1.67.3	any person listed on any other recognised or official published list analogous to the sanction lists contemplated in clause 1.1.67.1 hereof.

1.1.68	"Facility" means a revolving commodity financing facility in an amount not exceeding the Facility Limit which is made available during the relevant Facility Availability Period by the Lender to the Borrower in terms of this Agreement.

1.1.69	"Facility Availability Date" means the first Business Day following fulfilment or waiver, as the case may be, of the Conditions Precedent referred to in Clause 5.1, or such other date as the Lender and the Borrower may agree in writing, provided that in respect of any Renewal Period subsequent to the First Facility Period, the Facility Availability Date means the first Business Day following the later of the commencement date of the Renewal Period and the date on which the lender receives a copy of the executed Concentrate Agreement or any amendment or renewal thereof which permits delivery of the Concentrate by the Borrower to Impala during the Renewal Period and which is in form and substance satisfactory to the Lender and is in full force and effect in accordance with its terms.

1.1.70	"Facility Availability Period" means, provided that no Event of Default has occurred and is continuing, the period commencing on the Facility Availability Date and ending on the date on which the Borrower ceases to be entitled to deliver Concentrate to Impala in terms of the Concentrate Agreement.

1.1.71	"Facility Limit" means, at any time, an aggregate amount of R400 000 000,00 (four hundred million Rand), less the amount of each Cancelled Portion, the Aggregate Outstandings under the Facility and the other Finance Documents.

1.1.72	"FICA" means the Financial Intelligence Centre Act, 2001.

1.1.73	"FICA Obligations" means the Borrower's obligations under clause 12.1.2 to provide the information and documentation that is required by a Lender under FICA in respect of the Relevant Shareholder.

1.1.74	"FICA Obligor" means any Relevant Shareholder in respect of which the Lender requires documents and/or information in accordance with the provisions of FICA as contemplated in clause 12.1.1.2 hereof.

1.1.75	"Finance Documents" means:-

1.1.75.1	this Agreement;

1.1.75.2	the Amendment and Restatement Agreement;

1.1.75.3	the Impala Notice;

1.1.75.4	the Northam Finance Documents;

1.1.75.5	each Disbursement Request;

1.1.75.6	the ISDA Master Agreement; and

1.1.75.7	each Hedge Confirmation,

and any other document designated as a "Finance Document" by the Lender and the Borrower.

1.1.76	"Financial Half Year" means the 6 (six)-month periods ending on 31 August of any Financial Year (it being recorded that the end of such Financial Half Year is being changed to 30 June as a result of the change of the Financial Year).

1.1.77	"Financial Indebtedness" means any indebtedness for or in respect of:-

1.1.77.1	moneys borrowed;

1.1.77.2	debit balances at banks or other financial institutions;

1.1.77.3	any acceptance under any acceptance credit or bill discounting facility.

1.1.77.4	any issue of bonds, notes, debentures, loan stock or any similar instrument ;

1.1.77.5	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability;

1.1.77.6	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

1.1.77.7	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (other than any indemnity or guarantee in favour of the relevant authority in respect of the rehabilitation liability of the Borrower in respect of its mine);

1.1.77.8	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) prior to the Maturity Date;

1.1.77.9	any amount of any liability under an advance or deferred purchase agreement if:-

1.1.77.9.1	one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or

1.1.77.9.2	the agreement is in respect of the supply of assets or services and payment is due more than 120 (one hundred and twenty) days after the date of supply;

1.1.77.10	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

1.1.77.11	any liability in respect of any guarantee for any of the items referred to in clauses 1.1.77.1 to 1.1.77.10 hereof,

whether or not same is reflected on the balance sheet of the applicable entity.

1.1.78	"Financial Year" means the period commencing on 1 March of any year and ending on 28 February of the following year (it being recorded that the end of such Financial Year is being changed to 31 December).

1.1.79	"First Advance" means the Advance made by the Lender on the First Advance Date.

1.1.80	"First Advance Additional Information" means any other documents or information (other than Advance Calculation Information) required by the Lender, acting reasonably, in relation to the First Advance.

1.1.81	"First Advance Date" means the date on which the Lender makes the first Advance to the Borrower under this Agreement pursuant to a Disbursement Request.

1.1.82	"First Facility Period" means the period commencing on the Facility Availability Date and ending on 31 March 2018.

1.1.83	"Force Majeure Event" means any one of the events contemplated in the paragraph headed "Force Majeure" of the Concentrate Agreement.

1.1.84	"Gross Amount" means, in respect of each Advance and in respect of each Approved Mineral to be financed in term s of such Advance, an amount, in Rands, determined in accordance with the following formula:-

GA= Q x LFP x P

Where:-

GA =	the Gross Amount of the Advance relating to such Approved Mineral;

Q =	the Quantity of the Approved Mineral in question; the Loan Factor Percentage; and

LFP =	the loan Factor Percentage; and

P =	the Price of the Approved Mineral in question.

1.1.85	"Guarantor" means Platmin South Africa Proprietary Limited previously known as Boynton Investments Proprietary Limited, (Registration No. 2000/002572/07), a company duly incorporated in accordance with the laws of South Africa and having its registered address at 6 Ecofusion Office Park, Block B, 324 Witch-Hazel Avenue, Highveld Extension 59, South Africa.

1.1.86	"Hedge Confirmation" means in respect of each Advance, each confirmation concluded between the Borrower and the Lender under the ISDA Master Agreement pursuant to which the Borrower and the Lender record the terms of the Hedging Arrangement in respect of that Advance, all on the terms and conditions contained therein

1.1.87	"Hedging Arrangement" means, in respect of each Advance, any and all hedging arrangements entered into by the Borrower with the Lender in respect of the forward price of the expected Quantity of Approved Minerals to be processed by Impala in respect of that Advance.

1.1.88	"High Risk Jurisdictions" means countries which are identified by the OECD Financial Action Task Force from time to time as being high risk jurisdictions and "High Risk Jurisdiction" means any one of them.

1.1.89	"IFRS" means international financial reporting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

1.1.90	"Impala" means Impala Refining Services Limited (Registration No. 1968/009670/06) a limited liability company duly registered and incorporated in accordance with South African Law and carrying on business at the corner of Cowles Street and East Geduld Road, East Geduld, Springs, 1560, Gauteng, South Africa.

1.1.91	"Impala Notice" means the notice substantially in the form which is attached as Annexure B to the Amendment and Restatement Agreement notifying Impala that payments under the Concentrate Agreement should be paid into the Collection Account and the Borrower waiving its right to call for delivery of refined Platinum or Palladium in lieu of payment for the concentrate delivered to Impala.

1.1.92	"Impala Initial Metal Analysis" means the analytical results in respect of each Concentrate Lot delivered by the Borrower to Impala, communicated in writing by Impala to the Borrower.

1.1.93	"Impala Invoice" means the VAT invoice delivered by Impala to the Borrower detailing , inter alia, treatment costs, royalties or penalties which are payable by the Borrower to Impala in respect of the Concentrate which has been delivered by the Borrower to Impala during any Delivery Month and which has been processed by Impala.

1.1.94	"Insolvency Act 1936" means the South African Insolvency Act, 1936 (Act No. 24 of 1936.

1.1.95	"Insolvency Event" means, in relation to any person, any of the following events or circumstances:-

1.1.95.1	an order or declaration is made or a meeting of the directors or shareholders of such person is convened to consider the passing of a resolution, or a resolution is passed for the administration, custodianship, curatorship, bankruptcy, liquidation, sequestration, winding-up, dissolution or placing under supervision for business rescue proceedings (and whether provisional or final) of it or its estate but excludes a bona fide solvent reorganisation the terms of which have been approved in advance by the Lender, acting reasonably;

1.1.95.2	it is unable (or admits inability) to pay its debts generally as they fall due or is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or proposes or seeks to make or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness;

1.1.95.3	it takes any proceeding or other step with a view to the general readjustment, rescheduling or deferral of its indebtedness to its creditors generally or any part of such indebtedness (or any part thereof) which it would otherwise be unable to pay when due or proposes to take any such step;

1.1.95.4	any receiver, administrative receiver, administrator, compulsory manager, judicial custodian, curator, trustee in bankruptcy, liquidator, business rescue practitioner or the like (in each case whether provisional or final) is appointed in respect of it or any material part of its assets or it requests any such appointment;

1.1.95.5	any act which, if such act was committed by a South African individual, would be an act of insolvency within the meaning of section 8 (other than sections 8 (a), (b) and (f)) of the Insolvency Act, as amended from time to time or any equivalent legislation in any jurisdiction to which such person is subject;

1.1.95.6	an application is made by any affected person for an order placing it under supervision for business rescue proceedings as contemplated in section 131 1) of the Act; or

1.1.95.7	it is "financially distressed" as contemplated in section 128(1) of the Act or may become "financially distressed" within a period of 6 (six) months.

1.1.96	"Interest" means interest on the Aggregate Gross Amount in respect of each Advance, which is the Discount Amount.

1.1.97	"Interest Period" means:-

1.1.97.1	in respect of each Advance, the period commencing on the Relevant Advance Date and ending on the date which is 5 (five) Business Days calculated from the expiry of the Quotational Period to which such Advance relates; or

1.1.97.2	such other period as may be agreed to by the Borrower and the Lender, provided that the final Interest Period for each Advance shall not extend beyond the Maturity Date.

1.1.98	"Interim Financial Statements" means:-

1.1.98.1	in respect of the Borrower, unaudited consolidated interim financial statements in respect of the Financial Half Year, ending on the last day of its Financial Half Year; and

1.1.98.2	in respect of the Guarantor, the unaudited interim financial statements (consolidated if appropriate) of such Guarantor in respect of the Financial Half Year ending on the last day of its Financial Half Year.

1.1.99	"Interpol" means the International Criminal Police Organisation.

1.1.100	"ISDA Master Agreement" means collectively the 2002 ISDA Master and schedule or schedules thereto entered into on or about 28 August 2009 between the Borrower and the Lender.

1.1.101	"JIBAR " means the Johannesburg Interbank Agreed Rate.

1.1.102	"JIBAR Determination Date" means, in respect of each Advance, the Business Day immediately preceding the Relevant Advance Date or such other date as the Parties may agree.

1.1.103	"Judgment " means any judgment or arbitration or similar award.

1.1.104	"Lender" means Investec Bank Limited, (Registration No. 1969/004763/06), a limited liability company registered and incorporated in accordance with the laws of South Africa, carrying on business at 100 Grayston Drive, Sandown, Sandton, 2196, South Africa.

1.1.105	"Loan " means the sum of all Aggregate Gross Amounts which are the subject matter of all Advances which have been made to the Borrower but which have not been repaid by the Borrower in accordance with the provisions of this Agreement, plus all Default Interest thereon, if any.

1.1.106	"Loan Factor Percentage" means 89.3% (eighty nine point three per cent), provided that, if after receipt of a Disbursement Request and having regard to the Dispatch Analysis Schedule attached thereto as Annexure B:-

1.1.106.1	the average chromium oxide content of the Concentrate Lots which are delivered by the Borrower to Impala during the relevant Delivery Month is greater than 1,2% (one comma two per cent) but less than 1,4% (one comma four per cent), then the Lender shall be entitled to reduce the loan factor percentage to 87% (eighty seven per cent);

1.1.106.2	the average chromium oxide content of the Concentrate Lots which are delivered by the Borrower to Impala during the relevant Delivery Month is greater than 1,4% (one comma four per cent), then the Lender shall be entitled to either:-

1.1.106.2.1	reduce the loan factor percentage to 83% (eighty three per cent); or

1.1.106.2.2	refuse to finance the Approved Minerals in the Concentrate Lot in question.

1.1.107	"Losses" includes all losses, payments, damages, liabilities, claims, proceedings, actions, charges, demands, fees, judgments, costs and expenses or other sanctions of a monetary nature, and the term "Loss" shall bear a corresponding meaning.

1.1.108	"LBM" means the London Bullion Market.

1.1.109	"LME" means the London Metals Exchange.

1.1.110	"LPPM" means the London Platinum and Palladium Market.

1.1.111	"Management Accounts" means the consolidated management accounts of each Obligor.

1.1.112	"Margin" means an all-in margin of 2.4% (two point four per cent) nacm, as adjusted pursuant to clause 17.1 hereof.

1.1.113	"Material Adverse Event" means any event, circumstance or matter or combination of events, circumstances or matters which has or is likely, in the opinion of the Lender, acting reasonably, to have a material adverse effect on:-

1.1.113.1	the business, operations, property or condition (financial or otherwise) of either Obligor or Impala; or

1.1.113.2	the ability of either Obligor to perform any of its material obligations (financial or otherwise) under this Agreement or any other Finance Document to which it is party; or

1.1.113.3	the ability of either Obligor or Impala to perform any of its material obligations (financial or otherwise) under the Concentrate Agreement; or

1.1.113.4	the legality, validity or enforceability of any of the Finance Documents.

1.1.114	"Maturity Date" means the date which is the earliest to occur of:-

1.1.114.1	31 March 2018 being the termination date of the current period (the "Current Period") or the last day of any Renewal Period, as applicable;

1.1.114.2	the date on which the Lender has notified the Borrower that it requires repayment of the Loan following the occurrence of an Event of Default; or

1.1.114.3	the Cancellation Date, if the Facility is cancelled in full on such Cancellation Date.

1.1.115	"Mineral Classes" means, collectively, the PMC Minerals and the BMC Minerals and "Mineral Class" means either of them.

1.1.116	"nacm" means nominal annual compounded monthly in arrears.

1.1.117	"Non Financed Amount" means, in respect of any Approved Mineral any amount in Rands which is paid by Impala to the Borrower in respect of such Approved Mineral which has not been financed by means of an Advance under this Agreement.

1.1.118	"Northam" means Northam Platinum Limited (Registration No. 1977/003282/06) a limited liability company duly registered and incorporated in accordance with the laws of South Africa and carrying on business at Farm Zondereinde, 384 KO, District Thabazimbi, South Africa.

1.1.119	"Northam Finance Documents" shall bear the meaning the ascribed to the term "Finance Documents" in the Northam Revolving Credit Facility.

1.1.120	"Northam Revolving Credit Facility" means the Revolving Commodity Financing Facility Agreement entered into on 9 October 2009 between Investec, the Borrower and the Guarantor as amended from time to time in terms of which the Lender has granted a commodity financing facility to the borrower in respect of concentrate delivered to Northam by the Borrower and all and any other revolving commodity financing facility agreements replacing such facility from time to time.

1.1.121	"Obligors " means the Borrower and the Guarantor and "Obligor" means either of them.

1.1.122	"OFAC" means the Office of Foreign Assets Control.

1.1.123	"One Month JIBAR" means, on each JIBAR Determination Date:-

1.1.123.1	the mid-market rate for deposits in Rands with South African banks for a period of 1 (one) month which is published by Reuters Screen SAFEY page (or on any nominated successor screen) at approximately 11hOO Johannesburg time on that date (as determined by the Lender); and

1.1.123.2	if the rate referred to in clause 1.1.123.1 does not so appear on the Reuters Screen SAFEY page (or on any nominated successor screen) for any reason whatsoever on such date, the rate determined on the basis of the average of the mid-market 1 (one) month deposit rates quoted by the Reference Banks at or about 11h00 (Central African time) on the relevant JIBAR Determination Date. For this purpose, the Lender will request the principal Johannesburg office of each of the Reference Banks to provide a quotation of its rate (expressed as nacm rate) in respect of 1 (one) month deposits in Rands and, if 2 (two) or more quotations are provided, the rate for the relevant JIBAR Determination Date will be the average of the quotations provided to the Lender.

In the event of any dispute, 1 (one) month JIBAR shall be the rate certified by the Lender and whose certificate shall, in the absence of manifest error, be prima facie proof of 1 (one) month JIBAR

1.1.124	"Original Facility Agreement" means the means the revolving commodity financing facility agreement entered into on or about the Original Signature Date between, inter alias, the Borrower and the Lender in terms of which, inter alia, the Lender agreed to make a commodity financing facility available to the Borrower, all on the terms and conditions contained therein.

1.1.125	"Original Financial Statements" means:-

1.1.125.1	in relation to the Borrower, its Annual Financial Statements for the period ending on 28 February 2012; and

1.1.125.2	in relation to the Guarantor, its Annual Financial Statements for its Financial Year ending on 28 February 2012.

1.1.126	"Original Signature Date" means 26 June 2013.

1.1.127	"Ounces" means 31,104 (thirty one comma one zero four) grams.

1.1.128	"Parties" means the Borrower, the Lender and the Guarantor, and "Party" means any one of them, as the context may require.

1.1.129	"Payment Date" means, in respect of each Advance, the last day of the Interest Period relating to such Advance.

1.1.130	"Pilanesberg Initial Metal Analysis" means the analytical results in respect of each Concentrate Lot delivered by the Borrower to Impala, communicated in writing by the Borrower to Impala in terms of the Concentrate Agreement.

1.1.131	"Platmin" means Sedibelo Platinum Mines Limited (formerly known as Platmin Limited), a limited liability company duly registered and incorporated in accordance with the laws of Guernsey, carrying on business at 11 New Street, St Peter Port, Guernsey GY12PF.

1.1.132	"PMC Minerals" means platinum, palladium and gold and "PMC Mineral" means any one of them.

1.1.133	"PMC Spot Price" means, in respect of a PMC Mineral and on each relevant Determination Date, the price of such PMC Mineral as agreed to between the Borrower and the Lender, or as determined, as the case may be, in terms of clause 8 hereof, with reference to the price of such PMC Mineral on the LBM (in the case of gold) and the LPPM (in the case of platinum and palladium), as the case may be, on such Determination Date.

1.1.134	"PMC Forward Price" means, in relation to a PMC Mineral in respect of which an Advance has been requested by the Borrower, and on the relevant Determination Date, the forward price on such PMC Mineral on the LBM (if the relevant PMC Mineral is gold) or the LPPM (if the relevant PMC Mineral is platinum or palladium), as the case may be, for the period that corresponds to the Interest Period in respect of the proposed Advance on such Determination Date.

1.1.135	"Politically Exposed Persons" means:-

1.1.135.1	persons into whose financial affairs the Lender is required to conduct Due Diligence Investigations (but not including any FICA Obligors); and

1.1.135.2	persons from High Risk Jurisdictions into whose financial affairs the Lender is required to conduct Due Diligence Investigations (but not including any FICA Obligors),

and in respect of whom, after having conducted the Due Diligence Investigations contemplated in clauses 1.1.135.1 and 1.1.135.2 hereof, as the case may be, the Lender determines that it is not entitled to enter into any transaction with or execute any transaction on behalf of such person.

1.1.136	"Preceding Delivery Month" means the Delivery Month immediately preceding the calendar month in which the Required Delivery Date occurs.

1.1.137	"Prepayment Date" shall bear the meaning ascribed thereto in clause 14.2.2 hereof.

1.1.138	"Prepayment Notice" means the written notice given by the Borrower to the Lender that it intends to prepay the Facility in the manner contemplated in clause 14 hereof.

1.1.139	"Price" means, in respect of an Approved Mineral to be financed in terms of any Advance, the price in Rands of such Approved Mineral as at the Determination Date, provided that -

1.1.139.1	in respect of a PMC Mineral, the price of such PMC Mineral shall be the PMC Spot Price of such PMC Mineral or such other price as the Borrower and Lender agree in writing; and

1.1.139.2	in respect of a BMC Mineral, the price of such BMC Mineral shall be the price of such BMC Mineral agreed to between the Borrower and the Lender or as determined, as the case may be, in terms of clause 8 hereof with reference to the forward price of such BMC Mineral on the LME for the period that corresponds to the Interest Period in respect of the proposed Advance.

1.1.140	"Prime Rate" means the basic rate of interest (per cent, per annum, compounded monthly in arrear and calculated on a 365 (three hundred and sixty five) day year) from time to time quoted by the Lender as being its prime overdraft rate, as certified by any manager of the Lender, whose appointment and designation need not be proved.

1.1.141	"Quantity" means, save as otherwise contemplated by this Agreement, in respect of each Advance, the quantity of the relevant Approved Mineral for the Delivery Month immediately preceding the Relevant Advance Date of such Advance, determined in accordance with the following formula -

Q = N x SA x RRP

Where:-

Q =	the Quantity of the relevant Approved Mineral in question;

N =	the net dry weight of Concentrate in DMT received by Impala for the Delivery Month immediately preceding the Relevant Advance Date of such Advance;

SA =	the weighted average of the grade of the relevant Approved Mineral in question, expressed in Ounces per DMT for PMC Minerals and expressed as a percentage per DMT for BMC Minerals reflected in the Settlement Analysis or, if the Settlement Analysis is not available as at the relevant JIBAR Determination Date. then the grade of the relevant Approved Mineral in question, expressed in Ounces per DMT for PMC Minerals and expressed as a percentage of DMT for BMC Minerals which is reflected in the Impala Initial Metal Analysis; and

RRP =	the Recovery Rate Percentage of the relevant Approved Mineral in question.

1.1.142	"Quotational Period" means -

1.1.142.1	in relation to an amount equal to 80% (eighty per cent) of the Aggregate Gross Amount payable on account of any Advance, the date which is 86 days calculated from the date on which such Advance is made; and

1.1.142.2	in relation to an amount equal to 20% (twenty per cent) of the Aggregate Gross Amount payable on account of the Advance contemplated in clause 1.1.142.1, the date which is 144 days calculated from the date on which such Advance is made.

1.1.143	"Recovery Rate Percentage" means, in respect of each Approved Mineral, the overall return percentage corresponding to that Approved Mineral as provided for in the Concentrate Agreement.

1.1.144	"Reference Banks" means Absa Capital (a division of Absa Bank Limited), Standard Bank Corporate & Investment Bank (a division of The Standard Bank of South Africa Limited), Nedbank Capital (a division of Nedbank Limited) and Rand Merchant Bank (a division of FirstRand Bank Limited).

1.1.145	"Relevant Advance Date" means, subject to the fulfilment of the Conditions Precedent set out in clause 5.2 hereof, each date during the Facility Availability Period on which an Advance is made by the Lender to the Borrower in terms of this Agreement.

1.1.146	"Relevant Base Interest Rate" means, as applicable:-

1.1.146.1	One Month JIBAR;

1.1.146.2	Three Month JIBAR;

1.1.146.3	Six Month JIBAR; or

1.1.146.4	Derived JIBAR.

1.1.147	"Relevant Shareholder" means, in respect of any proposed change of Control, the person who will acquire, or whose direct or indirect beneficial ownership interest in or holding of the:-

1.1.147.1	issued ordinary share capital the Borrower or the Guarantor or Platmin; or

1.1.147.2	the voting rights exercisable in the Borrower, the Guarantor or Platmin,

will or is proposed to increase and as a result of which increase, or acquisition, a change of Control will occur in respect of that person.

1.1.148	"Renewal Date" means the last day of the First Facility Period and the last day of any Renewal Period.

1.1.149	"Renewal Period" means, subject to clause 1.1.149.3 below, a period of 364 (three hundred and sixty four) days:-

1.1.149.1	the first Renewal Period shall commence on the expiry of the First Facility Period;

1.1.149.2	each subsequent Renewal Period shall commence on the first day immediately following the last day of the previous Renewal Period;

1.1.149.3	no Renewal Period shall extend beyond the date on which the Concentrate Agreement expires in accordance with its terms; and

1.1.149.4	all Renewal Periods are agreed to by Investec in writing prior to the expiry of the First Facility Period or the current Renewal Period as applicable.

1.1.150	“Replacement Determination Reference Banks” means if JP Morgan and/or Goldman Sachs and/or Societe Generale are unable to act as Determination Reference Banks for the purposes of clauses 8 and/or 9 hereof, any one or more of the following banks as required to give effect to the provisions of clauses 8 and/or 9 hereof -

1.1.150.1	Citibank;

1.1.150.2	Credit Suisse;

1.1.150.3	Deutsche Bank AG; or

1.1.150.4	any one of the other largest market traders in BMC Minerals and PMC Minerals in South Africa or London agreed to by the Borrower and the Lender.

1.1.151	“Required Delivery Date” means the date which is 5 (five) Business Days prior to the end of a calendar month immediately following a Delivery Month.

1.1.152	“Sanctioned Entity” means:

1.1.152.1	any entity or person, country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.1.152.2	a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions.

1.1.153	“Sanctioned Transaction” means the use of the proceeds of any Loan for the purpose of financing or providing any credit, directly or indirectly, to:

1.1.153.1	a Sanctioned Entity; or

1.1.153.2	any other person or entity, if the Borrower has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions.

1.1.154	“Sanctions” means any trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered from time to time by any Sanctions Authority.

1.1.155	“Sanctions Authority” means:

1.1.155.1	the government of the Republic of South Africa;

1.1.155.2	the United Nations;

1.1.155.3	the European Union;

1.1.155.4	the Council of Europe (founded under the Treaty of London, 1946);

1.1.155.5	the government of the Republic of France;

1.1.155.6	the government of the United States of America; and

1.1.155.7	the government of the United Kingdom,

and any of their governmental authorities, including, without limitation, the U.S. Office of Foreign Assets Control of the U.S Department of the Treasury, the US Department of Commerce, the U.S State Department or the US Department of the Treasury and Her Majesty’s Treasury and the French Ministry of Finance.

1.1.156	“Sanctions List” means the list of Specifically Designated Nationals and Blocked Persons List published by OFAC, the Consolidated List of Financial Sanctions Targets and Investments Ban List maintained by Her Majesty’s Treasury or any similar list maintained, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

1.1.157	“Security Interest” means any agreement or arrangement having the effect of creating a security interest or right of possession, including any mortgage, pledge, lien, lease, cession, cession in securitatem debiti, right of retention, right of set-off or claim (but excluding any right of set-off, consolidation, merger or combination of accounts arising in favour of a banker by operation of Applicable Law), hypothecation, assignment, security interest, title retention, trust arrangement, preferential arrangement or encumbrance whatever, however created or arising.

1.1.158	“Senior Management” means, in respect of each member of each Obligor, all senior employees of such company designated by it as senior management.

1.1.159	“Settlement Analysis” means the settlement assay prepared in accordance with the provisions of the Concentrate Agreement.

1.1.160	“Shareholders Equity” means, as of any date, the aggregate of -

1.1.160.1	the Borrower’s share or stated capital, as applicable; plus

1.1.160.2	the Borrower’s share premium, if any; plus

1.1.160.3	the Borrower’s distributable and non-distributable reserves; plus

1.1.160.4	the aggregate of the principal amounts of the Shareholders Loans.

1.1.161	“Shareholders Loans” means, as of any date, the amount then owing by the Borrower to any Borrower Shareholder on account of loans made to the Borrower by such Borrower Shareholder.

1.1.162	“Signature Date” means the date of last signature of this Agreement.

1.1.163	“Six Month JIBAR” means, on each relevant JIBAR Determination Date-

1.1.163.1	the mid-market rate for deposits in Rands with South African banks for a period of 6 (six) months which is published by Reuters screen SAFEY page (or on any nominated successor screen) at approximately 11h00 Johannesburg time on that date (as determined by the Lender); and

1.1.163.2	if the rate referred to in clause 1.1.163.1 does not so appear on the Reuters Screen SAFEY page (or on any nominated successor screen) for any reason whatsoever on such date, the rate determined on the basis of the average of the mid-market 6 (six) month deposit rates quoted by the Reference Banks at or about 11h00 (Central African time) on the relevant JIBAR Determination Date. For this purpose, the Lender will request the principal Johannesburg office of each of the Reference Banks to provide a quotation of its rate (expressed as a nominal annual compounded semi-annually in arrears rate) in respect of 6 (six) month deposits in Rands and, if 2 (two) or more quotations are provided, the rate for the relevant JIBAR Determination Date will be the average of the quotations provided to the Lender.

In the event of any dispute, 6 (six) month JIBAR shall be the rate certified by the Lender and whose certificate shall, in the absence of manifest error, be prima facie proof of 6 (six) month JIBAR.

1.1.164	“South Africa” means the Republic of South Africa.

1.1.165	“Specified Default” means an Event of Default contemplated in clause 26.1.1.

1.1.166	“Specified Warranties” means the representations and warranties -

1.1.166.1	contained in clauses 23.7.1.3, 23.13 and 23.14.2 hereof only insofar as same relate to the threat of proceedings contemplated in such provisions; and

1.1.166.2	contained in clauses 23.11.2 and 23.12.1 hereof.

1.1.167	“Spot Rate” means the USS/ZAR rate of exchange agreed to between the Lender and the Borrower, or determined, as the case may be, in terms of clause 9 hereof, with reference to the US$/ZAR foreign exchange spot trading rate published by Reuters on page “ZAR=INVT” at approximately 16:00 (South African time) on the relevant day.

1.1.168	“Subsidiary” means a subsidiary as contemplated in section 1 of the Companies Act.

1.1.169	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.1.170	“Term” means the period commencing on (and including) the First Advance Date and ending on the date on which the Loan is fully, finally and irrevocably repaid to the Lender.

1.1.171	“Termination Notice” means a written notice of termination which may be delivered by either party, to the Concentrate Agreement to the other party, to cancel the Concentrate Agreement whether due to a default or breach of the Concentrate Agreement or otherwise.

1.1.172	“Three Month JIBAR” means, on each relevant JIBAR Determination Date -

1.1.172.1	the mid-market rate for deposits in Rands with South African banks for a period of 3 (three) months which is published by Reuters screen SAFEY page (or on any nominated successor screen) at approximately 11h00 Johannesburg time on that date (as determined by the Lender); and

1.1.172.2	if the rate referred to in clause 1.1.172.1 does not so appear on the Reuters Screen SAFEY page (or on any nominated successor screen) for any reason whatsoever on such date, the rate determined on the basis of the average of the mid-market 3 (three) month deposit rates quoted by the Reference Banks at or about 11h00 (Central African time) on the relevant JIBAR Determination Date. For this purpose, the Lender will request the principal Johannesburg office of each of the Reference Banks to provide a quotation of its rate (expressed as a nominal annual compounded quarterly in arrears rate) in respect of 3 (three) month deposits in Rand and, if more than 2 (two) quotations are provided, the rate for the relevant JIBAR Determination Date will be the average of the quotations provided to the Lender.

If in the event of any dispute, 3 (three) month JIBAR shall be the rate certified by the Lender and whose certificate shall, in the absence of manifest error, be prima facie proof of 3 (three) month JIBAR.

1.1.173	“UN” means the United Nations, established in terms of the United Nations Charter dated 26 June 1945.

1.1.174	“Unauthorised Change of Control” means -

1.1.174.1	a change of Control in relation to the Borrower, the Guarantor and/or Platmin, in respect of which the Borrower fails to comply with the FICA Obligations prior to the date of such change of Control; or

1.1.174.2	the Relevant Shareholder is an Excluded Person.

1.1.175	“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under any Finance Document.

1.1.176	“Unutilised Portion” means, as at any relevant date and in respect of any Cancelled Portion, an amount determined in accordance with the following formula -

UP =	FL-AUA

Where -

UP =	the Unutilised Portion;

FL =	the Facility Limit at such date; and

AUA =	the relevant Aggregate Utilised Amount.

1.1.177	“Utilisation Period” means, in respect of any cancellation of the Facility, the period commencing on (and including) the Facility Availability Date and ending on (but excluding) the relevant Cancellation Date.

1.1.178	“VAT” or “Value Added Tax” means value-added Tax leviable in terms of the South African Value-Added Tax Act, 1991 (Act No. 89 of 1991) or equivalent sales or value added Tax under any Applicable Law.

1.1.179	“ZAR” or “R” or “Rands” or “South African Rands” means South African Rands, the lawful currency of South Africa.

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to -

1.2.1.1	“assets” includes present and future properties, revenues and rights of every description;

1.2.1.2	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated with the consent of the Lender;

1.2.1.3	“guarantee” means (other than in clause 22) any guarantee, letter of credit, bond, indemnity or similar assurance against Loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.1.4	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.5	“month” shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month (and any reference to months shall be construed accordingly) save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the immediately preceding Business Day, provided that if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that month;

1.2.1.6	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.1.7	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.1.8	the “winding up” of a person also includes the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of that person, or the commencement of a business rescue plan, and any equivalent or analogous procedure under the Applicable Law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets; and

1.2.1.9	a time of day is a reference to South African time.

1.2.2	Section, clause and schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of this Agreement.

1.2.5	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

1.2.6	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.2.7	The rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply.

1.2.8	References to “including” and “in particular” shall not be construed restrictively but shall mean “including, without limitation to the generality of the foregoing” and “in particular, but without limitation to the generality of the foregoing” respectively.

1.2.9	Any reference to an enactment is to that enactment as at the Original Signature Date and as amended or re-enacted or replaced from time to time.

1.2.10	Any reference in this Agreement to any other agreement or document copy shall be construed as a reference to such other agreement as same may have been, or may from time to time be, amended, varied, novated or supplemented.

1.2.11	Where any number of days is to be calculated from a particular day, such number shall be calculated as including such particular day and excluding the last day of such number. Save as otherwise expressly provided for in this Agreement, if the last day of the number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding Business Day.

1.2.12	In the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the succeeding Business Day.

1.2.13	Any reference to a Party includes that Party’s successors-in-title and permitted assigns.

1.2.14	Any reference in this Agreement to a Party shall, if such Party is liquidated or sequestrated, be applicable also to and binding upon that Party’s liquidator or trustee, as the case may be, to the extent that there is no conflict with any Applicable Law.

PART 2

INTRODUCTION

2.	INTRODUCTION

2.1	It is recorded that-

2.1.1	the Borrower and the Guarantor have entered into this Facility (in respect of deliveries of Concentrate by the Borrower to Impala) and the Northam Revolving Credit Facility (in respect of concentrate delivered by the Borrower to Northam);

2.1.2	The Borrower has entered into the Concentrate Agreement with Impala, in terms of which (i) the Borrower sells to Impala, platinum group metals (“PGM”) and base metals (“BM”) in the form of Concentrate; (ii) Impala processes the PGM and the BM; and (iii) Impala is obliged to pay the Lender the purchase price for such Concentrate as a result of the Borrower having ceded (on an out and out basis) all of its right, title and interest in and to the Ceded Rights to the Lender;

2.1.3	Impala purchases the PGM and BM metals recovered by Impala during the processing of the Concentrate, and is obliged to pay a price determined during the applicable Quotational Period in respect of such Concentrate;

2.1.4	the Lender wishes to make the Facility available to the Borrower with the objective of facilitating the reduction of the Borrower’s working capital requirements;

2.1.5	the Facility is a renewable 364 (three hundred and sixty four) day revolving commodity financing facility in an aggregate amount not exceeding the Facility Limit;

2.1.6	it is recorded that the Facility is in addition to the Northam Revolving Credit Facility and not in substitution thereof;

2.1.7	the Facility results in an effective spot-sale of selected PMC Minerals which are derived from the Concentrate which has been delivered by the Borrower to, and accepted by, Impala, through an Advance by the Lender to the Borrower;

2.1.8	in consideration for the Advances to be made by the Lender to the Borrower, the Borrower has ceded on an out-and-out basis all of the Ceded Rights to the Lender and Impala has, pursuant to the Impala Notice, acknowledged and agreed that it is required to make all payments on account of the Concentrate Agreement into the Collection Account and accordingly the Lender shall pay to the Borrower the Borrower Entitlement Amount in respect of such Excluded Minerals; in terms of the Facility, the Lender will finance up to 89.3% (eighty nine point three per cent) of the Approved Minerals derived from the Concentrate which is delivered by the Borrower to Impala in terms of the Concentrate Agreement from time to time. Excluded Minerals shall not be financed through the Facility;

2.1.9	the Borrower will be entitled to request Advances under the Facility from time to time during the Facility Availability Period by means of delivering a Disbursement Request to the Lender. Each Disbursement Request may be in respect of PMC Minerals and/or BMC Minerals to be financed in respect of such Advance, and the Borrower may not deliver more than 3 (three) Disbursement Requests to the Lender in respect of each Delivery Month;

2.1.10	each Advance made under the Facility will be calculated, in respect of each Approved Mineral to be financed in respect of such Advance, with reference to -

2.1.10.1	the specific quantity of the Approved Mineral, calculated with reference to the DMT of Concentrate delivered by the Borrower to, and received by, Impala as specified in the Dispatch Analysis Schedule or as confirmed by Impala as having been received by it;

2.1.10.2	the application of the LFP of up to 89.3% (eighty nine point three per cent), which LFP may be reduced according to the average chromium oxide content of the Concentrate to be financed in terms of such Advance, and with the balance being, the Non Financed Amount, for the risk and reward of the Borrower; and

2.1.10.3	the Rand price of the relevant Approved Mineral which, in the case of PMC Minerals, will be a spot price and, in the case of BMC Minerals, will be based on a forward price for such BMC Mineral or as otherwise agreed between the Lender and the Borrower in writing;

2.1.11	the amounts in respect of each PMC Mineral or BMC Mineral, as the case may be, to be financed in terms of each Advance which are calculated in clause 2.1.11 above will then be aggregated to determine the Aggregate Gross Amount for each Advance;

2.1.12	the interest on the Aggregate Gross Amount for each Advance shall be determined upfront, and shall be based on JIBAR (converted to a discounted rate according to the formula applied to determine the Discount Amount in respect of such Advance) corresponding to the Interest Period of such Advance, plus a Margin, and shall be deducted from the Aggregate Gross Amount for the purposes of determining the amount of the Advance to be made to the Borrower;

2.1.13	the Aggregate Gross Amount shall be payable by the Borrower to the Lender on each relevant Payment Date;

2.1.14	Advances made in respect of PMC Minerals and BMC will be repayable by the Borrower by no later than 5 (five) business days after the end of each applicable Quotational Period and are discharged by the Borrower by the Lender paying such amount from the Collection Account; and

2.1.15	a Hedging Arrangement will be entered into by the Borrower in respect of each Advance and the gains, if any, due to the Borrower on account of such Hedging Arrangement are ceded (on an out-and-out basis) to the Lender pursuant to clause 11 of this Agreement; and

2.1.16	the amount of the Advances shall not be adjusted for, or take into account, any treatment costs, royalties or penalties which are payable by the Borrower to Impala in respect of the processing of the Concentrate, which treatment costs, royalties or penalties shall be payable by the Borrower to Impala by way of set-off.

2.1.17	The Parties wish to record their agreement in respect of the aforegoing in writing.

PART 3

TERMS AND CONDITIONS OF THE FACILITY

3.	THE FACILITY

Subject to the terms of this Agreement and the other Finance Documents, the Lender makes the Facility available to the Borrower.

4.	LOAN PURPOSE

4.1	The Borrower shall apply the Capital borrowed by it under the Facility for working capital purposes of the Borrower.

4.2	The Lender is not bound to monitor or verify the application of the Capital borrowed pursuant to this Agreement.

5.	CONDITIONS PRECEDENT

5.1	Condition to Availability of the Facility

5.1.1	The Lender’s obligation to make the Facility available to the Borrower and to perform any other obligation in terms of this Agreement or the other Finance Documents was subject in all respects to the fulfilment of the following Condition Precedent, namely that on or before 21 July 2013, the Lender having received all of the documents and other evidence listed in Schedule 1 in form and substance satisfactory to the Lender and each of the conditions precedent therein having been fulfilled on or before 21 July 2013.

5.1.2	It is recorded that all of the documents and other evidence listed in Schedule 1 were delivered to the Lender on or prior to 21 July 2013.

5.2	Conditions to All Advances

5.2.1	The Lender’s obligation to make any Advance to the Borrower on each Relevant Advance Date and to perform any of its obligations in terms of this Agreement is subject in all respects to the fulfilment of the following conditions precedent as at the Relevant Advance Date, namely that -

5.2.1.1	the Condition Precedent referred to in clause 5.1 remains fulfilled as of such Relevant Advance Date;

5.2.1.2	the Lender shall have received the Disbursement Request in respect of such Advance to be made during the Facility Availability Period no less than 1 (one) Business Days (or such shorter period as the Lender and the Borrower may agree to) prior to the Relevant Advance Date, provided that the Borrower shall not be entitled to furnish any such Disbursement Request nor shall the Lender be obliged to act in accordance with such Disbursement Request if-

5.2.1.2.1	the amount of such Advance is less than R1 000 000,00 (one million Rand);

5.2.1.2.2	the Aggregate Gross Amount of such Advance would cause the Facility Limit to be exceeded;

5.2.1.2.3	as a result of the proposed Advance more than 8 (eight) Advances will be outstanding; or

5.2.1.2.4	the Concentrate Agreement is not in full force and effect and/or the Borrower is not entitled to deliver Concentrate to Impala thereunder as at the time of the Relevant Advance Date;

5.2.1.3	no Default has occurred and is continuing as of the Relevant Advance Date;

5.2.1.4	no Economic Failure has occurred and is continuing as of the Relevant Advance Date;

5.2.1.5	no Force Majeure Event has occurred and is continuing as of the Relevant Advance Date;

5.2.1.6	the Borrower and the Lender have agreed the terms of the Hedging Arrangements in respect of such Advance;

5.2.1.7	the Lender has received, in form and substance satisfactory to the Lender (acting reasonably) -

5.2.1.7.1	a complete copy of the Dispatch Analysis Schedule in respect of the Concentrate Lots to be financed under the Advance in question;

5.2.1.7.2	a copy of Impala Initial Metal Analysis in respect of the Concentrate Lots to be financed under the Advance in question, certified as being a true and correct copy thereof by an authorised signatory of the Borrower;

5.2.1.7.3	if available, a provisional Borrower Invoice, duly counter-signed by an authorised signatory of Impala; and

5.2.1.7.4	all Advance Calculation Information;

5.2.1.8	the Disbursement Request is only in respect of an Advance calculated with reference to one Mineral Class;

5.2.1.9	the Borrower and the Lender have agreed the Price and the Spot Rate, or the Price and the Spot Rate have been determined, as applicable; and

5.2.1.10	the Borrower has not given a Prepayment Notice to the Lender in terms of clause 16.1 hereof.

5.2.2	If a Disbursement Request in respect of Concentrate delivered during the Preceding Delivery Month is delivered to the Lender after the Required Delivery Date, then no Advance shall be made in respect of such Concentrate.

5.2.3	Where the determination of the fulfilment of any of the Conditions Precedent relates to a matter which requires the exercise of any discretion by the Lender, the Lender shall act reasonably in exercising such discretion.

5.3	First Advance Additional Information

5.3.1	If the Lender requires any First Advance Additional Information, the Lender shall be entitled to request the First Advance Additional Information from the Borrower by providing written notice to that effect to the Borrower as soon as reasonably possible after the receipt of the relevant Disbursement Notice, but in any event not less than 3 (three) Business Days prior to the First Advance Date.

5.3.2	The Borrower undertakes to use all reasonable commercial endeavours to deliver the First Advance Additional Information to the Lender on or before the date which is 2 (two) Business Days prior to the First Advance Date.

5.3.3	If the First Advance Additional Information is received by the Lender as contemplated in clause 5.3.2 hereof, the Lender shall only be obliged to disburse the First Advance to the Borrower if the First Advance Additional Information is in form and substance acceptable to the Lender.

5.3.4	If the Borrower is unable to deliver the First Advance Additional Information to the Lender within the period contemplated in clause 5.3.2 hereof-

5.3.4.1	the Borrower shall provide the Lender with written notice to that effect; and

5.3.4.2	the Borrower shall deliver the First Advance Additional Information, in form and substance acceptable to the Lender, to the Lender by no later than the date which is 5 (five) Business Days calculated from the First Advance Date.

5.4	Advance Additional Information

5.4.1	If the Lender requires any Advance Additional Information, the Lender shall be entitled to request the Advance Additional Information from the Borrower by providing written notice to that effect to the Borrower as soon as reasonably possible after the receipt of the relevant Disbursement Notice, but in any event not less than 3 (three) Business Days prior to the Relevant Advance Date.

5.4.2	The Borrower undertakes to use all reasonable commercial endeavours to deliver the Advance Additional Information to the Lender on or before the date which is 2 (two) Business Days prior to the Relevant Advance Date.

5.4.3	If the Advance Additional Information is received by the Lender as contemplated in clause 5.4.2 hereof, the Lender shall only be obliged to disburse the relevant Advance to the Borrower if the Advance Additional Information is in form and substance acceptable to the Lender.

5.4.4	If the Borrower is unable to deliver the Advance Additional Information to the Lender within the period contemplated in clause 5 4 2 hereof -

5.4.4.1	the Borrower shall provide the Lender with written notice to that effect; and

5.4.4.2	the Borrower shall deliver the Advance Additional Information, in form and substance acceptable to the Lender, to the Lender by no later than the date which is 5 (five) Business Days calculated from the Relevant Advance Date.

5.5	Waiver or Deferment of Conditions Precedent

5.5.1	The Lender shall be entitled to waive or defer fulfilment of the Conditions Precedent specified in clause 5.1 hereof on or prior to the date specified in clause 5.1 hereof with the prior written consent of the Borrower (such consent shall not be unreasonably withheld or delayed). If the Conditions Precedent specified in clause 5.1 hereof are deferred, such deferment shall be subject to such conditions as the Lender and the Borrower may agree.

5.5.2	The Lender shall be entitled to waive or defer fulfilment of the Conditions Precedent specified in clauses 5.2 and/or 5.3 hereof, as the case may be, by giving written notice to that effect to the Borrower on or prior to the date specified in clauses 5.2 and/or 5.3 hereof, as the case may be, and, if deferred, such deferment shall be subject to such conditions as the Lender may stipulate.

5.5.3	If an Advance is made by the Lender the Conditions Precedent shall be deemed to have been fulfilled, save in relation to any Condition Precedent which has been deferred in accordance with clauses 5.5.1 or 5.5.2 hereof, as the case may be.

PART 4

DRAWDOWN

6.	EXPIRY OF FACILITY

The Borrower shall not be entitled to draw down any amounts in respect of the Facility after the expiry of the relevant Facility Availability Period nor to draw down any amount under the Facility that would result in the sum of the Aggregate Gross Amounts financed in terms of the Facility and which have not been repaid by the Borrower exceeding the Facility Limit.

7.	DRAWDOWN OF THE FACILITY

7.1	Subject to the fulfilment of the Conditions Precedent, the Lender agrees to make the Facility available to be drawn down by the Borrower during the relevant Facility Availability Period.

7.2	The Borrower may utilise the Facility by delivering to the Lender a duly completed and signed Disbursement Request not less than 1 (one) Business Day, or such shorter period as the Lender may agree, prior to the Relevant Advance Date, provided that the Borrower shall not be entitled to deliver more than 3 (three) Disbursement Requests to the Lender in respect of each Delivery Month during the Term. Each Disbursement Request to be in respect of either PMC Minerals or BMC Minerals.

7.3	Each Disbursement Request shall specify the Delivery Month to which the requested Advance relates.

7.4	The Lender shall, on the Relevant Advance Date, make an Advance to the Borrower, by paying the amount of such Advance into the Borrower Account.

7.5	Notwithstanding the foregoing, the Lender shall not be obliged to pay any amount in the event that any of the Conditions Precedent would not be satisfied as of the date such Advance is required to be made.

8.	PROCEDURE IN RELATION TO AGREEMENT AND/OR DETERMINATION OF THE PRICE

The Price shall be agreed between the Lender and the Borrower, or determined, as the case may be, prior to the Relevant Advance Date of each Advance, as follows -

8.1	on the date of receipt by the Lender of the Disbursement Request, the Lender shall notify the Borrower of the Lender’s estimate of the Price of each Approved Mineral applicable to such Advance;

8.2	following the notification by the Lender contemplated in clause 8.1 hereof, the Borrower and the Lender shall consult with one another in good faith, the aim of which shall be to agree the Price applicable to each Approved Mineral to be financed in terms of such Advance, whether telephonically, by email or otherwise in writing, within 2 (two) Business Days after the date of delivery of the relevant Disbursement Request (the “Price Consultation Period”);

8.3	if, following the expiry of the Price Consultation Period, the Lender and the Borrower are unable to agree on the Price of each Approved Mineral, then the dispute regarding the Price (the “Price Dispute”) shall be referred on the Business Day immediately following the Price Consultation Period by the Lender to 3 (three) of the Determination Reference Banks for determination. Each Determination Reference Bank shall be requested by the Lender to provide a price in respect of the relevant Quantity of each applicable Approved Mineral (the “Price Quotes” and each a “Price Quote”) as at 11h00 on the immediately following Business Day;

8.4	following notification by each Determination Reference Bank to the Borrower and the Lender of each of their Price Quotes -

8.4.1	if 3 (three) Determination Reference Banks provide Price Quotes, the Price shall be the 2nd (second) highest Price Quote;

8.4.2	if 2 (two) Determination Reference Banks provide Price Quotes, the Price shall be the average of such Price Quotes;

8.4.3	if 1 (one) Determination Reference Bank provides a Price Quote, the Price shall be the Price Quote provided by such Determination Reference Bank; and

8.4.4	if none of the Determination Reference Banks provides a Price Quote, the Price shall be deemed not to have been agreed or determined;

8.5	the Lender shall not be obliged to make the relevant Advance contemplated in the relevant Disbursement Request to the Borrower on the Relevant Advance Date unless and until the Price applicable to such Advance has been agreed or determined as contemplated in this clause 8.

9.	PROCEDURE IN RELATION TO AGREEMENT AND/OR DETERMINATION OF THE SPOT RATE

The Spot Rate shall be agreed between the Lender and the Borrower or determined, as the case may be, prior to any relevant day on which the Spot Rate falls to be determined, as follows -

9.1	on the date of receipt by the Lender of the Disbursement Request, the Lender shall notify the Borrower of the Lender’s estimate of the Spot Rate applicable to the Advance contemplated by such Disbursement Request;

9.2	following the notification by the Lender contemplated in clause 9.1 hereof, the Borrower and the Lender shall consult with one another in good faith, the aim of which shall be to agree the Spot Rate applicable to the Approved Mineral to be financed on the Relevant Advance Date, whether telephonically, by email or otherwise in writing, within 2 (two) Business Days after the date of delivery of the relevant Disbursement Request (the “Spot Rate Consultation Period”);

9.3	if, following the expiry of the Spot Rate Consultation Period, the Lender and the Borrower are unable to agree on the Spot Rate, then the dispute regarding the Spot Rate (the “Spot Rate Dispute”) shall be referred on the Business Day immediately following the Spot Rate Consultation Period by the Lender to 3 (three) of the Determination Reference Banks for determination. Each Determination Reference Bank shall be requested by the Lender to provide the spot rate with reference to the ZAR/USS rate of exchange (the “Spot Rate Quotes” and each a “Spot Rate Quote”) as at 11h00 on the immediately following Business Day;

9.4	following notification by each Determination Reference Bank to the Borrower and the Lender of each of their Spot Rate Quotes -

9.4.1	if 3 (three) Determination Reference Banks provide Spot Rate Quotes, the Spot Rate shall be the 2nd (second) highest Spot Rate Quote;

9.4.2	if 2 (two) Determination Reference Banks provide Spot Rate Quotes, the Spot Rate shall be the average of such Spot Rate Quotes;

9.4.3	if 1 (one) Determination Reference Bank provides a Spot Rate Quote, the Spot Rate Quote the Spot Rate shall be provided by such Determination Reference Bank; and

9.4.4	if none of the Determination Reference Banks provides a Spot Rate Quote, then the Spot Rate shall be deemed not to have been agreed or determined;

9.5	the Lender shall not be obliged to make the relevant Advance contemplated in the relevant Disbursement Request to the Borrower on the Relevant Advance Date unless and until the Spot Rate applicable to such Advance has been agreed or determined as contemplated in this clause 9.

PART 5

REPAYMENT

10.	REPAYMENT OF THE LOAN

10.1	Subject to the provisions of clause 15, each Advance shall be repaid by the Borrower paying to the Lender an amount equal to the Aggregate Gross Amount of such Advance on the Payment Date relating to such Advance.

10.2	The Borrower shall be entitled, subject to clause 5.2 hereof, to redraw any amounts repaid by the Borrower to the Lender in accordance with the provisions of this Agreement.

10.3	The Lender may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

11.	OUT-AND-OUT CESSION

11.1	With effect from the Amendment and Restatement Date and Time:

11.1.1	the Borrower cedes on an out-and-out basis, transfers and makes over to the Lender outright and absolutely, all of the Ceded Rights; and

11.1.2	the Lender hereby accepts the cession on an out-and-out basis contemplated in clause 11.1.

11.2	Each of the Borrower and Lender hereby agree and record that, with effect from the Amendment and Restatement Date and Time, the Lender and the Borrower’s common intention, and effect of the cession on an out-and-out basis contemplated in this Agreement, is to irrevocably:

11.2.1	divest the Borrower of all of its rights in terms of and pursuant to the Ceded Rights; and

11.2.2	irrevocably confer all of the Ceded Rights on the Lender,

provided that in respect of the Borrower Entitlement Amount, the Lender agrees that, unless a Default has occurred and is continuing, the Lender shall hold the related proceeds as agent for the Borrower and apply same in accordance with the provisions of clause 15.1.2.

11.3	The Borrower and the Lender agree that the cession contemplated by this clause 11 is effective and nothing further is required to give effect hereto.

11.4	The Borrower makes the following representations and warranties to the Lender:

11.4.1	it is the beneficial owner of the Ceded Rights and will be able to give free and unencumbered title thereof, to the Lender on the Amendment and Restatement Date; and

11.4.2	the Borrower has disclosed to the Lender all facts and circumstances material to the out-and-out cession of the Ceded Rights.

12.	MANDATORY PREPAYMENT

12.1	Change of Control

12.1.1	The Borrower must, promptly after becoming aware thereof, notify the Lender if the Borrower, the Guarantor or Platmin has -

12.1.1.1	publicly announced an intention to enter into or embark upon (as applicable); or

12.1.1.2	entered into or embarked upon (as applicable),

any agreement or corporate action (in each case, whether conditional or not) that, if implemented in accordance with its terms, would result in a change of Control in relation to the Borrower, Platmin and/or the Guarantor (a “Change of Control Notice”).

12.1.2	The Lender shall promptly, but in any event within 7 (seven) Business Days of receipt of a Change of Control Notice, notify the Borrower whether or not -

12.1.2.1	the requirements of FICA are applicable by the Lender to the Relevant Shareholder and shall, if applicable, provide full details of all documents and other information that the Lender requires under FICA (the “FICA Documents”) in respect of the Relevant Shareholder; and/or

12.1.2.2	the Relevant Shareholder is an Excluded Person.

12.1.3	The Borrower must provide or must procure that the Lender is provided with, the FICA Documents within a reasonable period of time after being advised by the Lender that the requirements of FICA are applicable to the Relevant Shareholder, but in any event by no later than 10 (ten) Business Days prior to the date upon which the proposed change of Control in relation to the Borrower, Platmin and/or the Guarantor which is the subject of the relevant Change of Control Notice, becomes a change of Control in relation to the Borrower, Platmin and/or the Guarantor.

12.1.4	The Lender must notify the Borrower in writing, within 7 (seven) Business Days following the receipt of the FICA Documents hereof whether or not the relevant FICA Obligations have been complied with.

12.1.5	The Facility will be cancelled on the Business Day immediately preceding the Unauthorised Change of Control.

12.1.6	The Borrower shall be obliged to -

12.1.6.1	prepay the Loan together with all other applicable amounts accrued or outstanding under the Finance Documents together with any Break Costs, if any; and

12.1.6.2	pay the Cancellation Fee to the Lender, on the Business Day immediately preceding the Unauthorised Change of Control.

12.2	Illegality

If it becomes unlawful in South Africa for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue, maintain and/or hedge the Loan -

12.2.1	the Lender shall notify the Borrower and upon such notification, the obligation of the Lender to advance any amount against the Facility will be immediately cancelled; and

12.2.2	the Borrower shall repay the Loan (together with all and any Break Costs) in accordance with the provisions of clause 10.1 hereof on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

12.3	Sanctions

12.3.1	If any Obligor:

12.3.1.1	is or becomes a Sanctioned Entity; or

12.3.1.2	participates in any manner in any Sanctioned Transaction,

the Borrower shall notify the Lender promptly upon becoming aware of that event.

12.3.2	If any event contemplated by clause 12.3.1 occurs, the Borrower shall mandatorily prepay the Loan and all other amounts accrued under the Finance Documents shall become immediately due and payable by the Borrower to the Lender.

12.4	The Lender shall, following any repayment contemplated in clause 12 hereof, account and pay to the Borrower the amount of any resulting Break Gains.

13.	CANCELLATION

13.1	The Borrower shall be entitled to cancel the Facility in the circumstances contemplated in clause 17.1 hereof.

13.2	Other than in the circumstances contemplated in clause 17.1 hereof, the Borrower shall at any time be entitled to cancel the whole or any part of the undrawn amount of the Facility after the Facility Availability Date by giving not less than 15 (fifteen) Business Days’ written notice to the Lender to that effect. Such notice shall specify the proposed Cancellation Date and Cancelled Portion. Such notice of cancellation shall be irrevocable.

13.3	On the relevant Cancellation Date, the Cancelled Portion of the Facility Limit shall be cancelled provided that:

13.3.1	immediately after the cancellation of the Cancelled Portion, the Facility Limit shall not be exceeded; and

13.3.2	the Borrower has paid to the Lender the Cancellation Fee in respect of such Cancelled Portion in full.

13.4	Cancelled Portions of the Facility may not be reinstated without the prior written approval of the Lender.

14.	PREPAYMENT

14.1	The Borrower shall, on not less than 10 (ten) Business Days prior written notice to the Lender, be entitled at any time to prepay the whole of the Loan, subject to the conditions and provisions relating to prepayment set out in clause 14.2 hereof, and provided the Borrower pays any Break Costs incurred by the Lender in relation to such prepayment.

14.2	Any notice of prepayment in terms of clause 14.1 hereof shall -

14.2.1	be irrevocable;

14.2.2	specify a date (the “Prepayment Date”) upon which such prepayment is to be made; and

14.2.3	oblige the Borrower to make such prepayment on the Prepayment Date.

14.3	The Lender shall, following any prepayment contemplated in this clause 14, account and pay to the Borrower the amount of any resulting Break Gains.

14.4	Save as contemplated by this Agreement, the Borrower shall not be entitled to repay or prepay all or any part of any Aggregate Gross Amount of any Advance prior to the Payment Date of such Advance.

14.5	No Cancellation Fee shall be payable by the Borrower pursuant to any prepayment in terms of this clause 14.

14.6	Any amount prepaid in terms of this Agreement shall be available for re-drawing subject to the terms and conditions of this Agreement.

15.	APPLICATION OF MONIES IN THE COLLECTION ACCOUNT

15.1	On each day on which Impala pays any amount into the Collection Account (the “Impala Payment Amount”), such Impala Payment Amount shall be applied as follows -

15.1.1	first, together with any proceeds realised from any Hedging Arrangements, towards discharging all amounts due and owing under the Loan together with all other amounts due and owing under the Finance Documents (other than the Northam Finance Documents);

15.1.2	second, for so long as no Default in respect of Impala and/or the Borrower has occurred and is continuing under this Agreement and/or the other Finance Documents, the Lender shall withdraw the Borrower Entitlement Amount from the Collection Account, and pay such amount into the Borrower Account

15.2	If a Default has occurred and is continuing in respect of Impala and/or the Borrower:

15.2.1	no amounts standing to the credit of the Collection Account which relate to payments by Impala in respect of the Borrower Entitlement Amount shall be paid to the Borrower; and

15.2.2	the Lender shall be entitled to apply such amounts standing to the credit of the Collection Account in respect of the sums due under this Agreement and the other Finance Documents in such order as the Lender may (in its sole discretion) determine.

15.3	The Borrower shall be obliged from time to time to notify Investec as soon as reasonably possible it becomes aware that Impala has paid or will pay any amounts into the Collection Account.

PART 6

COSTS OF LOAN

16.	INTEREST

16.1	Payment of Interest

In respect of each Advance, the Interest in respect of such Advance for the relevant Interest Period shall be equal to the Discount Amount in respect of such Advance and shall be paid by the Borrower to the Lender on the Relevant Advance Date of such Advance by means of deducting the Discount Amount from the Aggregate Gross Amount of such Advance.

16.2	Default Interest

16.2.1	Interest shall accrue on any Unpaid Sum from the due date for the payment of such amount to the date of actual payment (both dates inclusive and such Default Interest shall accrue both before and after judgment) at the Default Rate. All Default Interest accruing under this clause 16.2 shall be immediately payable on demand by the Lender.

16.2.2	Default Interest (if unpaid) arising on any Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

16.2.3	If and for so long as a Specified Default has occurred and is continuing, each Advance shall accrue Interest at the Default Rate.

16.3	Notification of Discount Amount

The Lender shall on the JIBAR Determination Date relating to any Advance notify the Borrower of the Discount Amount in respect of such Advance.

17.	CHANGES TO THE CALCULATION OF INTEREST

17.1	Adjustment to the Margin

17.1.1	Should the projected return to the Lender in relation to this Agreement deteriorate at any time between the Original Signature Date and the date on which the first Disbursement Request is delivered by the Borrower to the Lender as a result of any adverse change in the local or international monetary, economic or capital markets, the Lender shall be entitled to adjust the Margin (acting in good faith) so as to preserve such rate of return. The Lender shall notify the Borrower in writing of such adjusted Margin.

17.1.2	If the Lender exercises its right to adjust the Margin, and the Borrower does not agree in writing to the adjusted Margin by no later than the date which is the earlier of -

17.1.2.1	5 (five) Business Days calculated from the date on which the Borrower receives the notice contemplated in clause 17.1.1 hereof; or

17.1.2.2	the Business Day prior to the First Advance Date,

then the Borrower shall be entitled in writing to the Lender to cancel the whole and not part of the Facility on a date (the “Termination Date”) prior to the First Advance Date and shall not be required to pay any Commitment Fees, the Cancellation Fee to the Lender.

17.1.3	The Borrower shall pay the Break Fee to the Lender on the Termination Date.

17.1.4	If the Borrower does not cancel the Facility in whole by means of written notice to the Lender prior to the First Advance Date, then the Margin shall be so adjusted for the duration of the Facility.

17.2	Market Disruption

17.2.1	If a Market Disruption Event occurs in relation to any Interest Period, provided that such Market Disruption Event is not caused by the gross negligence or wilful misconduct of the Lender, then the rate of interest on the Aggregate Gross Amount for that Interest Period shall be the percentage rate which is the sum of -

17.2.1.1	the Margin; plus

17.2.1.2	the rate notified to the Borrower by the Lender as soon as practicable and in any event before Interest is due to be paid in respect of that Interest Period, to be that which expresses, as a percentage rate, the cost to the Lender of funding the Advance for the relevant Interest Period from whatever source it may reasonably select, and if requested by the Borrower, the Lender shall inform the Borrower of the source of its funding for such purpose.

17.2.2	In this Agreement, “Market Disruption Event” means -

17.2.2.1	at or about noon on the JIBAR Determination Date for the relevant Interest Period the Reuters SAFEY Screen Rate is not available and none or only 1 (one) of the Reference Banks supplies a rate to the Lender to determine the Relevant Base Interest Rate for the relevant Interest Period; or

17.2.2.2	before close of business in South Africa on the JIBAR Determination Date for the relevant Interest Period, the Lender notifies the Borrower that the cost to it of obtaining matching deposits in the relevant interbank market would be in excess of JIBAR for the relevant Interest Period.

17.3	Alternative Basis of Interest or Funding

17.3.1	If a Market Disruption Event occurs and the Lender or the Borrower so requires, then the Lender and the Borrower shall enter into negotiations (for a period of not more than 5 (five) Business Days) with a view to agreeing a substitute basis for determining the rate of Interest.

17.3.2	The Lender and the Borrower agree that the negotiations contemplated in clause 17.3.1 hereof shall be conducted by the Borrower and the Lender acting reasonably and in good faith.

18.	FEES

The Borrower shall pay to the Lender -

18.1	the Commitment Fee in respect of each Commitment Fee Period on each Commitment Fee Payment Date;

18.2	the Cancellation Fee on each Cancellation Date; and

18.3	the Break Fee on the Termination Date,

in cash, free of any deductions whatsoever.

PART 7

ADDITIONAL PAYMENT OBLIGATIONS

19.	TAX GROSS UP AND INDEMNITIES

19.1	Definitions

19.1.1	In this Agreement-

19.1.1.1	“Protected Party” means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax (save for any capital gains Tax and income Tax levied against the Lender) in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

19.1.1.2	“Tax Deduction” means a deduction or withholding for or on account of Tax (save for any capital gains Tax and income Tax levied against the Lender) from a payment under a Finance Document,.

19.1.1.3	“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under clause 19.2 or a payment under clause 19.3.

Unless a contrary indication appears, in this clause 19 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination, acting reasonably. The Parties hereby agree that the Party making the determination shall, upon the written request of any other Party hereto, provide such Party with details specifying the basis on which such determination was made.

19.2	Tax Gross-Up

19.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by Applicable Law.

19.2.2	Each Obligor shall promptly upon becoming aware that such Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Obligors on becoming so aware in respect of a payment payable to the Lender.

19.2.3	If a Tax Deduction is required by any Applicable Law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

19.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Applicable Law.

19.2.5	Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall -

19.2.5.1	deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Taxing authority; and

19.2.5.2	pay to the Lender an amount that will place the Lender in the same net position as it would have been in but for such Tax Deduction.

19.3	Tax Indemnity

19.3.1	The Borrower shall (within 3 (three) Business Days of demand by the Protected Party) pay an amount equal to the Loss (save for any losses incurred on account of consequential Losses) which the Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Protected Party in respect of a Finance Document.

19.3.2	Clause 19.3.1 above shall not apply:

19.3.2.1	with respect to any Tax assessed on the Lender under the Applicable Law of the jurisdiction in which the Lender is incorporated, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

19.3.2.2	to the extent a Loss-

19.3.2.2.1	is compensated for by an increased payment under clause 19.2; or

19.3.2.2.2	would have been compensated for by an increased payment under clause 19.2 but was not so compensated solely because one of the exclusions in clause 19.3.2 applied.

19.3.3	If the Protected Party makes, or intends to make a claim under clause 19.3.1 above the Protected Party shall promptly notify the Borrower of the event which will give, or has given, rise to the claim together with a brief explanation and a calculation of such amount.

19.3.4	The Lender shall not be obliged to disclose any of its Tax affairs or restructure any of its operations pursuant to or in connection with this clause 19.

19.4	Value Added Tax

19.4.1	All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

19.4.2	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender on demand against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment from the relevant Tax authority in respect of the VAT.

20.	INCREASED COSTS

20.1	Increased Costs

20.1.1	Subject to clause 20.3 the Borrower shall pay the Lender, within 15 (fifteen) Business Days of a demand by the Lender the amount of any Increased Costs incurred by the Lender as a result of -

20.1.1.1	any introduction of or change in any Applicable Law or in the administration or application of any Applicable Law; and/or

20.1.1.2	compliance with any request made after the Original Signature Date, from or requirement of, any central bank or other fiscal, monetary, regulatory or other authority (including, without limitation, a request or requirement which affects the manner in which the Lender is required to or does maintain capital resources having regard to the obligations of the Lender hereunder and to amounts owing to it hereunder) where such compliance is required by banks generally carrying on business in South Africa; and/or

20.1.1.3	compliance with any aspect of the Basel III Framework (including any national regulation which implements the Basel III Framework) implemented before or after the Signature Date,

including, without limitation, any such law or regulation (including a Basel III Directive) concerning capital adequacy requirements, liquid asset holding requirements, special deposit requirements, prudential limits, reserve assets or Tax.

20.1.2	In this Agreement:

20.1.2.1	“Increased Costs” means -

20.1.2.1.1	the Lender is unable to obtain a rate of return on its overall capital which it would have earned prior to the imposition of such Increased Cost (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender); or

20.1.2.1.2	there is any increase in the cost to the Lender of funding or maintaining the Facility or its commitments in relation to the Facility or any of its other obligations under the Finance Documents, which is incurred or suffered by a Lender to the extent that it is attributable to the Lender performing its obligations under any Finance Document; and

20.1.2.2	“Basel III Framework” means:

20.1.2.2.1	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

20.1.2.2.2	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

any other guidance, standards or directives published by the Basel Committee on Banking Supervision relating to “Basel III”.

20.2	Increased Cost Claims

If the Lender intends to make a claim pursuant to clause 20.1, the Lender shall notify the Borrower of the event giving rise to the claim confirming the amount of its Increased Costs together with a brief explanation and a calculation of such amount.

20.3	Exceptions

20.3.1	Clause 20.1 does not apply to the extent any Increased Cost is -

20.3.1.1	attributable to a Tax Deduction required by Applicable Law to be made by an Obligor; or

20.3.1.2	compensated for by clause 19.3.

20.3.2	In this clause 20.3, reference to a “Tax Deduction” has the same meaning given to the term in clause 19.1.

20.4	Currency indemnity

20.4.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

20.4.1.1	making or filing a claim or proof against that Obligor; or

20.4.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 (three) Business Days of demand, indemnify the Lender and shall pay to the Lender, any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

20.4.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.5	Other Indemnities

Each Obligor shall, within 3 (three) Business Days of demand, indemnify the Lender against any Loss (excluding any consequential Losses) incurred by it as a result of -

20.5.1	the occurrence of any Default;

20.5.2	funding, or making arrangements to fund, an Advance requested by the Borrower in a Disbursement Request but not made by reason of the operation of any one or more of the provisions of this Agreement (including, without limitation, the failure of any Condition Precedent) including, without limitation, any Losses incurred by it in connection with interest rate risks and/or its other risks all in connection with the proposed Advance specified in such Disbursement Request.

21.	COSTS AND EXPENSES

21.1	Transaction Expenses

Without double counting, the Borrower shall on demand pay all third party costs and expenses (including legal fees) incurred by the Lender in connection with its entry into or preparation of all the Finance Documents.

21.2	Amendment Costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within 10 (ten) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Enforcement and Preservation Costs

The Borrower shall, within 10 (ten) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document.

PART 8

GUARANTEE

22.	GUARANTEE AND INDEMNITY

22.1	Guarantee and Indemnity

The Guarantor irrevocably and unconditionally -

22.1.1	guarantees to the Lender punctual performance by the Borrower of the Borrower’s obligations under the Finance Documents;

22.1.2	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if the Guarantor was the principal obligor; and

22.1.3	indemnifies the Lender immediately on demand against any Loss suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the Loss shall be equal to the amount which the Lender would otherwise have been entitled to recover.

22.2	Continuing Guarantee

The guarantee contained in clause 22.1 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

22.3	Reinstatement

If any payment by the Borrower or any discharge given by the Lender (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event -

22.3.1	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

22.3.2	the Lender shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

22.4	Waiver of Defences

The obligations of the Guarantor under the guarantee in this clause 22 will not be affected by an act, omission, matter or thing which, but for this clause 22, would reduce, release or prejudice any of its obligations under this clause 22 (without limitation and whether or not known to it or the Lender) including -

22.4.1	any time, waiver or consent granted to, or composition with, either Obligor or other person;

22.4.2	the release of either Obligor or any other person under the terms of any composition or arrangement with any creditor;

22.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, either Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

22.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of either Obligor or any other person;

22.4.5	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

22.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

22.4.7	any insolvency or similar proceedings.

22.5	Obligor Intent

Without prejudice to the generality of clause 22.4, the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

22.6	Immediate Recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 22. This waiver applies irrespective of any Applicable Law or any provision of a Finance Document to the contrary.

22.7	Appropriations

Save as otherwise expressly required in terms of this Agreement or any other Finance Document, until all amounts which may be or become payable by each Obligor under or in connection with the Finance Documents have been unconditionally and irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may -

22.7.1	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Obligor shall be entitled to the benefit of the same; and

22.7.2	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this clause 22.

22.8	Deferral of Obligor’s Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been unconditionally and irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents -

22.8.1	to be indemnified by the Borrower;

22.8.2	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents; and/or

22.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other Security Interest taken pursuant to, or in connection with, the Finance Documents by the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with clause 28 of this Agreement.

22.9	Additional Security

The guarantee in this clause 22 is in addition to and is not in any way prejudiced by any other Security Interest now or subsequently held by the Lender.

22.10	Approvals

The Guarantor shall procure and at all times maintain all approvals and authorisations whatsoever (including, without limitation, any regulatory approvals) required to enable it to provide the guarantee in this clause 22.

PART 9

REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	REPRESENTATIONS AND WARRANTIES

23.1	General

23.1.1	In deciding to enter into this Agreement and the other Finance Documents the Lender relies on the representations and warranties which each Obligor makes in this clause 23 as being true, correct and complete and each Obligor recognises and agrees that the Lender would not have entered into this Agreement and/or the other Finance Documents to which it is party but for the representations and warranties contained in this Agreement.

23.1.2	Each Obligor makes the representations and warranties set out in this clause 23 to the Lender.

23.1.3	In relation to all representations and warranties, the knowledge of each member of Senior Management is attributed to each Obligor.

23.2	Status

23.2.1	It is a limited liability corporation, duly incorporated and validly existing under the Applicable Law of its jurisdiction of incorporation.

23.2.2	It has the power to own its assets and carry on its business as it is being conducted.

23.3	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

23.4	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with -

23.4.1	any Applicable Law binding on it;

23.4.2	the Constitutional Documents of either Obligor; or

23.4.3	any agreement or instrument binding upon it or its assets or constitute a default or termination event (however described) under any such agreement or instrument.

23.5	Power and Authority

23.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents and in particular all -

23.5.1.1	actions and conditions required in order to enable each Obligor lawfully to enter into, exercise its rights under and comply with its obligations contained in, all Finance Documents, and to ensure that those obligations are legally valid, binding and enforceable, have been taken and fulfilled; and

23.5.1.2	requisite resolutions of each Obligor’s board of directors have been duly and properly passed at duly convened and constituted meetings at which all statutory and other relevant formalities were observed to authorise each Obligor’s execution and performance of the Finance Documents and such resolutions are in full force and effect and have not been varied or rescinded.

23.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

23.6	Validity and Admissibility in Evidence

23.6.1	All Authorisations required or desirable -

23.6.1.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

23.6.1.2	to make the Finance Documents to which it is a party admissible in evidence in South Africa,

have been obtained or effected and are in full force and effect.

23.6.2	All Authorisations necessary for the conduct of the existing business, trade and ordinary activities of the Obligors have been obtained or effected and are in full force and effect.

23.7	Insolvency

23.7.1	No -

23.7.1.1	corporate action, legal proceeding or other procedure or step described in clause 26.1.8.1; or

23.7.1.2	creditors’ process described in clause 26.1.9; or

23.7.1.3	steps have, to the knowledge of each Obligor (having made due and careful enquiries), been taken or threatened in relation to such Obligor; and none of the circumstances described in clause 26.1.7 applies to an Obligor.

23.7.2	Its assets (fairly valued) exceed its liabilities (including contingent liabilities) and it is able to meet its obligations as and when they fall due.

23.8	No Filing or Stamp Taxes

Under the laws of South Africa it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

23.9	Deduction of Tax

As at the Original Signature Date and thereafter (save as a result of any change in Applicable Law), it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

23.10	No Default

23.10.1	No Default (other than a Default in respect of Impala, save for a Default in respect of Impala of which the Obligors ought reasonably to be aware) has occurred and is continuing, or is reasonably likely to result from the making of any Advance or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

23.10.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject, in each case that would constitute or is reasonably likely to constitute a Material Adverse Event.

23.11	No Misleading Information

Save as disclosed in writing to the Lender prior to the date of this Agreement -

23.11.1	all material information (other than projections) provided to the Lender by or on behalf of the Obligors in connection with the Finance Documents on or before the date of this Agreement and not superseded before that date is true, complete and accurate and not misleading in any respect;

23.11.2	all projections provided to the Lender on or before the Original Signature Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

23.11.3	all other written information provided by each Obligor (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

23.12	Original Financial Statements

23.12.1	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Lender in writing to the contrary.

23.12.2	Based on the information available to the Borrower on the date on which the audited Original Financial Statements are published, such audited Original Financial Statements give a true and fair view of its financial condition and results of operations in respect the relevant financial year.

23.12.3	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of each Obligor) since the date of the Original Financial Statements.

23.12.4	Its most recent financial statements delivered pursuant to clause 24.1-

23.12.4.1	have been prepared in accordance with the Accounting Principles; and

23.12.4.2	fairly present (if audited) or give a true and fair value of (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

23.12.5	Since the date of the most recent financial statements delivered pursuant to clause 24.1 there has been no material adverse change in the business, assets or financial condition of either Obligor.

23.13	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to constitute a Material Adverse Event have (to the best of its knowledge and belief (having made due and careful enquiries) been started or threatened against it or any of its Subsidiaries.

23.14	No Breach of Applicable Laws

23.14.1	To the best of its knowledge and belief (having made due and careful enquiries) it has not (and none of its Subsidiaries has) breached any Applicable Law which breach has or is reasonably likely to constitute a Material Adverse Event.

23.14.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiries), threatened against either Obligor which constitute or are reasonably likely to constitute a Material Adverse Event.

23.15	Ranking

The claims of the Lender under the Finance Documents rank at least pari passu with all present and future unsecured unsubordinated Financial Indebtedness of each Obligor.

23.16	Disclosure

Each Obligor has disclosed to the Lender any information known to it (having made due and careful enquiries) which might reasonably be expected to adversely influence the decision of a Lender to make the Facility available to the Borrower on terms and conditions similar to those contained in this Agreement and the other Finance Documents.

23.17	Concentrate Agreement

The Concentrate Agreement constitutes the valid and binding obligations of each Obligor, is in full force and effect and has not been varied or modified in any way or cancelled (save for any variations or modifications made to the Concentrate Agreement with the Lender’s prior written consent), and, to the best of such Obligor’s knowledge (having made all reasonable enquiries), none of the parties thereto are in default thereunder.

23.18	Out-and-out cession

The Borrower’s Annual Financial Statements and Interim Financial Statements reflect that the Ceded Rights have been ceded on an out basis to the Lender as contemplated in clause 11 of this Agreement.

23.19	Sanctions

23.19.1	It:

23.19.1.1	is not using and will not use the proceeds of the Facility for the purposes of financing or making funds available directly or indirectly to any person or entity which is currently a Sanctioned Entity or as part of a Sanctioned Transaction, to the extent that such financing or provision of funds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions;

23.19.1.2	is not contributing and will not contribute or otherwise make available the proceeds of the Facility to any other person or entity for the purpose of financing the activities of any person or entity which is currently listed on a Sanctions List, to the extent the contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; or

23.19.1.3	will not prepay all or any part of this Facility using the proceeds it receives from a Sanctioned Entity or from participating in a Sanctioned Transaction.

23.19.2	To the best of its knowledge and belief:

23.19.2.1	it has not been nor is it targeted under any Sanctions;

23.19.2.2	it has not violated nor is it violating any applicable Sanctions.

23.19.3	The Borrower has conducted its businesses in compliance with applicable anticorruption laws.

23.20	Times when Representations Made

23.20.1	All the representations and warranties in this clause 23 are made by each Obligor on the Original Signature Date and the Signature Date.

23.20.2	All of the representations and warranties (other than the Specified Warranties) are deemed to be made by each Obligor on each day of the Term.

23.20.3	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

24.	INFORMATION UNDERTAKINGS

The undertakings in this clause 24 remain in force from the date of this Agreement until the full, final and irrevocable discharge of all obligations owed to the Lender under the Finance Documents.

24.1	Financial Statements, Management Accounts and Debt to Equity Ratio

Each Obligor shall supply to the Lender -

24.1.1	as soon as they are available, but in any event within 60 (sixty) days after the end of each of its Financial Half Years, the Interim Financial Statements in respect of such Obligor;

24.1.2	as soon as they are available, but in any event within 90 (ninety) days after the end of each of its Financial Years, its Annual Financial Statements for that Financial Year;

24.1.3	a copy of the monthly Management Accounts and the monthly debtors age analysis and monthly production figures and details for such Obligor by not later than 20 (twenty) days (or such later date as may be agreed to in writing by the Lender) after the end of each calendar month to which such accounts and analysis relate; and

24.1.4	together with the monthly Management Accounts contemplated in clause 24.1.3 hereof, a certificate signed by a director of the Borrower certifying -

24.1.4.1	the Debt to Equity Ratio as at the last Business Day of the month to which such monthly Management Accounts relate; and

24.1.4.2	that the Debt to Equity Ratio has not been breached as of the date of such certificate.

24.2	Requirements as to Financial Statements

24.2.1	Each Obligor shall procure that each set of Annual Financial Statements and Interim Financial Statements includes a balance sheet, profit and loss account and cash flow statement. In addition, each Obligor shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

24.2.2	Each set of financial statements delivered pursuant to clause 24.1 shall be prepared in accordance with the Accounting Principles.

24.2.3	If the Lender wishes to discuss the financial position of either Obligor with the Senior Management, the Lender may notify such Obligor in writing, which written notice shall state the questions or issues which the Lender wishes to discuss with the Senior Management. In this event, the relevant Obligor must ensure that the Senior Management are authorised (at the expense of such Obligor):

24.2.3.1	to discuss the financial position of such Obligor with the Lender on request from the Lender; and

24.2.3.2	to disclose to the Lender any information which the Lender may reasonably request.

24.2.4	Each Obligor shall maintain its books and records such that it is able to deliver the information required by this clause 24.

24.3	Year-End

Save as otherwise contemplated in this Agreement, no Obligor shall make any change to its Financial Year without the prior written consent of the Lender (which consent shall not be unreasonably withheld). The Parties record that the Financial Year is being changed to 31 December.

24.4	Information: Miscellaneous

Each Obligor shall:

24.4.1	supply to the Lender, (if the Lender so requests) at the same time as they are dispatched, copies of all documents dispatched by such Obligor to its creditors generally (or any class of them), or any announcement published by it for the benefit of its shareholders or creditors;

24.4.2	supply to the Lender, within 3 (three) Business Days after becoming aware of same and immediately following the occurrence of any Default, as the case may be, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against such Obligor, and which, if adversely determined, are reasonably likely to constitute a Material Adverse Event;

24.4.3	promptly on request, supply to the Lender, such further information regarding the financial condition, assets and operations of such Obligor as the Lender may reasonably request and shall notify the Lender in writing of any change in its accounting policies or Auditors;

24.4.4	promptly advise the Lender in writing of any Force Majeure Event occurring or being threatened; and

24.4.5	promptly advise the Lender in writing of all and any disputes, events, matters or circumstances arising or threatened under or in respect of the Concentrate Agreement which will or may adversely affect or impact or prejudice the Facility or the Lender’s rights under any of the Finance Documents in any manner whatsoever.

24.5	Notification of Default

24.5.1	Each Obligor shall notify the Lender -

24.5.1.1	of any Default in relation to such Obligor (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by the other Obligor);

24.5.1.2	of any Default in relation to Impala (and the steps, if any, being taken to remedy it insofar as such Obligor is aware of such steps) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by the other Obligor).

24.5.2	Within 2 (two) Business Days after a request by the Lender and immediately following the occurrence of any Default (of which such Obligor is aware or ought to reasonably have been aware, having made all reasonable enquiries), each Obligor shall supply to the Lender a certificate signed by 2 (two) of its directors or Senior Management on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it if such Default relates to the Obligors).

24.6	Impala Invoice and Borrower Invoice

The Borrower shall -

24.6.1	deliver a copy of the Borrower Invoice to the Lender prior to the date on which the Borrower delivers the Borrower Invoice to Impala;

24.6.2	deliver a copy of the Impala Invoice to the Lender on the date on which the Borrower receives such Impala Invoice; and

24.6.3	advise the Lender of any payments relating to the Borrower Invoice made by Impala into the Collection Account on the Business Day following such payment having been made.

25.	GENERAL UNDERTAKINGS

The undertakings in this clause 25 remain in force from the date of this Agreement until the full, final and irrevocable discharge of all obligations owed by the Obligors to the Lender under the Finance Documents. Each undertaking applies unless the Lender gives its prior written consent in respect of anything that would otherwise have been a breach of such undertaking.

25.1	Authorisations

Each Obligor shall promptly -

25.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect all Authorisations applicable to such Obligor; and

25.1.2	supply certified copies to the Lender of any Authorisation required under any Applicable Law to -

25.1.2.1	enable it to perform its obligations under the Finance Documents to which it is a party and/or the Concentrate Agreement;

25.1.2.2	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party and/or the Concentrate Agreement; and

25.1.2.3	carry on its business where failure to do so constitutes or is reasonably likely to constitute a Material Adverse Event.

25.2	Compliance with Applicable Laws

Each Obligor shall comply in all respects with all material Applicable Laws to which it may be subject whether relating to the conduct of its business or otherwise.

25.3	Change of Business

No Obligor shall make a substantial change to the general nature or scope of the business of such Obligor from that carried on at the Original Signature Date.

25.4	Pari Passu Ranking

Save as provided for in this Agreement, each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by Applicable Law.

25.5	Disposals

25.5.1	Neither Obligor shall, without the prior written consent of the Lender, Dispose of -

25.5.1.1	the whole or the greater part of the undertaking of such Obligor; or

25.5.1.2	the whole or the greater part of the assets of such Obligor.

25.5.2	For the purposes of this clause 25.5 the undertaking or assets of the Obligor in question, and the part to be Disposed of, shall be calculated according to the fair value of the undertaking or assets as described in financial reporting standards.

25.6	Arm’s Length Basis

No Obligor shall enter into any transaction with any person except on arm’s length terms and for full market value.

25.7	Access

Each Obligor shall permit the Lender and/or accountants or other professional advisers and contractors of the Lender during the business hours of such Obligor and on reasonable written notice to such Obligor:

25.7.1	to access the premises;

25.7.2	to freely access the assets, books, accounts and records of each Obligor; and

25.7.3	to meet and discuss matters with Senior Management.

25.8	Hedging Arrangements

If at any time during the Term, the Borrower wishes to enter into any interest rate, foreign exchange and/or commodity hedging arrangements in respect of any other aspects or assets of the Borrower’s business, the Borrower shall advise the Lender in writing and the Lender shall be entitled to provide such hedging arrangements to the Borrower on terms and conditions not less favourable and not more onerous to the Borrower than terms and conditions offered by any third party (the “Third Party Hedge Offeror”) to the Borrower. If the Lender can only provide the hedging arrangements contemplated in this clause 25.8 on terms and conditions which are less favourable to the Borrower than the terms and conditions offered by the Third Party Hedge Offeror, then the Borrower shall be entitled to enter into such hedging arrangements with the Third Party Hedge Offeror.

25.9	Sale of Shares

The Guarantor undertakes in favour of the Lender that the Guarantor shall not, without the prior written consent of the Lender, Dispose of the shares legally and beneficially owned by the Guarantor in the issued share capital of the Borrower as at the Original Signature Date.

25.10	Borrower Invoice

The Borrower undertakes in favour of the Lender that it shall deliver the Borrower Invoice to Impala Prior to the end of the Quotational Period to which such Borrower Invoice relates.

25.11	Concentrate Agreement

The Borrower irrevocably and unconditionally undertakes in favour of the Lender that it will not exercise any rights which it has under Concentrate Agreement or any other agreement to request from Impala the delivery of processed Approved Minerals in lieu of payment for any Concentrate delivered to Impala without the prior written consent of the Lender.

25.12	Sanctions

25.12.1	No Obligor shall at any time participate in a Sanctioned Transaction in any manner.

25.12.2	Each Obligor shall take all reasonable steps to ensure that appropriate controls and safeguards are in place, designed to prevent it from being or becoming involved in a Sanctioned Transaction.

25.13	Swap Confirmations

The Borrower shall execute the Swap Confirmation in respect of each Advance within 5 (five) Business Days calculated from the Relevant Advance Date.

26.	EVENTS OF DEFAULT

26.1	Each of the events or circumstances set out in this clause 26.1 is an Event of Default.

26.1.1	Non-Payment

26.1.1.1	Either Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party and/or the Concentrate Agreement at the place at and in the currency in which it is expressed to be payable unless -

26.1.1.1.1	its failure to pay is caused by administrative or technical error (save for an administrative or technical error caused by Borrower’s gross negligence or wilful default); and

26.1.1.1.2	payment is made within 2 (two) Business Days of its due date.

26.1.1.2	Impala does not pay on the due date any amount payable pursuant to the Concentrate Agreement at the place at and in the currency in which it is expressed to be payable unless -

26.1.1.2.1	its failure to pay is caused by administrative or technical error; and

26.1.1.2.2	payment is made within 2 (two) Business Days of its due date.

26.1.2	Covenants and Other Obligations

26.1.2.1	An Obligor does not comply with the provisions of-

26.1.2.1.1	clause 24 and does not remedy the position within 10 (ten) days of the Lender giving notice to the relevant Obligor or an Obligor becoming aware of the failure to comply; and/or

26.1.2.1.2	clause 25 and, if a period is not specified for the remedy of such breach, such Obligor does not remedy such breach within 3 (three) Business Days calculated as from the date on which the Lender gives notice to the relevant Obligor or such Obligor, becomes aware of such breach; and/or

26.1.2.1.3	any other provision of this Agreement and, if a period is not specified for the remedy of such breach, such Obligor does not remedy such breach within 10 (ten) days from the date on which the Lender gives notice to the relevant Obligor, or such Obligor, becomes aware of such breach.

26.1.3	Other Obligations

26.1.3.1	Either Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in clause 26.1.1 hereof).

26.1.3.2	No Event of Default under clause 26.1.3.1 will occur if the failure to comply is capable of remedy and is remedied within 10 (ten) days (or such other period as may be specified in this Agreement in relation to the specific provision).

26.1.4	Misrepresentation

26.1.4.1	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents to which it is a party and/or the Concentrate Agreement is or proves to have been incorrect, incomplete, inaccurate or misleading in any material respect when made or deemed to be made.

26.1.4.2	Any information provided in the Dispatch Analysis Schedule is or proves to have been incorrect, incomplete or misleading at the time such information is provided.

26.1.5	Cross Default

26.1.5.1	Any Financial Indebtedness of Impala and/or either Obligor is not paid when due nor within any originally applicable grace period.

26.1.5.2	Any Financial Indebtedness of Impala and/or either Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

26.1.5.3	Any commitment for any Financial Indebtedness of Impala and/or either Obligor is cancelled or suspended by a creditor of Impala and/or such Obligor as a result of an event of default (however described).

26.1.5.4	Any creditor of Impala and/or either Obligor becomes entitled to declare any Financial Indebtedness of Impala and/or such Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

26.1.5.5	No Event of Default will occur under this clause 26.1.5 if-

26.1.5.5.1	the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 26.1.5.1 to 26.1.5.4 above is less than R5 000 000,00 (five million Rand) (or its equivalent in any other currency or currencies); or

26.1.5.5.2	the Financial Indebtedness in question is subject to a bona fide dispute which is being diligently pursued by the parties thereto, provided that such dispute is settled by no later than the date which is 30 (thirty) days calculated from the date on which such dispute arises.

26.1.6	Judgments

Impala and/or either Obligor has any Judgment in excess of R5 000 000,00 (five million Rand) (or its equivalent in any other currency) awarded against it unless such entity -

26.1.6.1	satisfies such Judgment in full;

26.1.6.2	if such Judgment is appealable, appeals against such Judgment within the prescribed time limits and diligently prosecutes such appeal thereafter and succeeds in such appeal;

26.1.6.3	if such Judgment is a default judgment, applies for the rescission thereof within the prescribed time limits and diligently prosecutes such application; or

26.1.6.4	if such Judgment is reviewable, initiates proceedings for the review thereof within the prescribed time limits and diligently prosecutes such proceedings thereafter and succeeds in such proceedings

(and having so succeeded does not satisfy the Judgment in question; provided that the entity in question does not, as a result of having satisfied such Judgment, breach any of the provisions of the Finance Documents), provided that any period afforded to Impala and/or either Obligor to act (or procure that such entity acts) in accordance with the provisions of clauses 26.1.6.1, 26.1.6.2 or 26.1.6.3, shall immediately terminate upon the occurrence of any other Default in terms of this Agreement or upon the occurrence of a Material Adverse Event.

26.1.7	Insolvency

26.1.7.1	Any Insolvency Event occurs in respect of Impala and/or either Obligor.

26.1.7.2	A moratorium or debt standstill is declared in respect of any indebtedness of Impala and/or either Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.1.8	Insolvency Proceedings

26.1.8.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to -

26.1.8.1.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, commencement of business rescue proceedings, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of Impala and/or either Obligor without the express prior written consent of the Lender;

26.1.8.1.2	a composition, compromise, assignment or arrangement with any creditor of Impala and/or either Obligor;

26.1.8.1.3	the appointment of a liquidator, receiver, sequestrator, trustee, administrator, administrative receiver, compulsory manager, business rescue practitioner or other similar officer in respect of Impala and/or either Obligor or any of its assets (in each case whether provisional or final); or

26.1.8.1.4	enforcement of any Security Interest over any assets of Impala and/or either Obligor in respect of a claim in excess of R5 000 000,00 (five million Rand) (or its equivalent in any other currency), or any analogous procedure or step is taken in any jurisdiction.

26.1.8.2	Clause 26.1.8.1 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 (fourteen) days of commencement or, if earlier, the date on which it is advertised.

26.1.8.3	Clause 26.1.8.1.1 and 26.1.8.1.3 shall not apply to any bona fide solvent group restructuring that occurs in respect of the Obligors with the prior written consent of the Lender.

26.1.9	Creditors’ Process

There is any attachment of an asset of either Obligor and/or Impala in respect of a claim in excess R5 000 000,00 (five million Rand) (or its equivalent in any other currency) or more.

26.1.10	Unlawfulness and Invalidity

26.1.10.1	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents to which it is a party and/or the Concentrate Agreement.

26.1.10.2	It is or becomes unlawful for Impala to perform any of its obligations under the Concentrate Agreement.

26.1.10.3	Any obligation or obligations of either Obligor under any Finance Documents to which it is a party and/or the Concentrate Agreement are not or cease to be legal, valid, binding or enforceable.

26.1.10.4	Any obligation or obligations of Impala under the Concentrate Agreement are not, or cease to be, legal, valid and binding or enforceable.

26.1.10.5	Any Finance Document and/or the Concentrate Agreement ceases to be in full force and effect.

26.1.11	Cessation of Business

Impala and/or or either Obligor suspends or ceases to carry on or threatens to suspend or cease to carry on all or a material part of its business.

26.1.12	Audit Qualification

The Auditors of Impala and/or either Obligor qualify the audited annual consolidated financial statements of Impala and/or such Obligor (other than in any immaterial respect (as determined by the Lender acting in good faith).

26.1.13	Expropriation

The authority or ability of Impala and/or either Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to Impala and/or such Obligor or any of its assets if same constitutes or is reasonably likely to constitute a Material Adverse Event.

26.1.14	Repudiation and Rescission of Agreements

26.1.14.1	Either Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party and/or the Concentrate Agreement or evidences an intention to rescind or repudiate a Finance Document and/or the Concentrate Agreement.

26.1.14.2	Impala rescinds or purports to rescind or repudiates or purports to repudiate the Concentrate Agreement or evidences an intention to rescind or repudiate the Concentrate Agreement.

26.1.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents and/or the Concentrate Agreement or the transactions contemplated therein or against Impala and/or either Obligor or its assets which constitutes a Material Adverse Event.

26.1.16	Material Adverse Event

Any Material Adverse Event occurs.

26.1.17	Concentrate Agreement

26.1.17.1	Either Obligor agrees to any amendment, waiver, relaxation, renewal, suspension, cancellation or termination of any of the provisions of the Concentrate Agreement, without the Lender’s prior written consent, provided that such consent shall not be unreasonably withheld if such amendment, waiver, relaxation, suspension, cancellation or termination shall not adversely impact on the amounts which are payable by Impala to the Borrower under the Concentrate Agreement.

26.1.17.2	Any Force Majeure Event occurs.

26.1.17.3	Any party to the Concentrate Agreement delivers a Termination Notice to any other party to the Concentrate Agreement in accordance with the provisions thereof.

26.1.18	Debt to Equity Ratio

At any time during the Term, the Debt to Equity Ratio of Platmin is greater than 45:55.

26.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by written notice to the Borrower:

26.2.1	cancel all or any part of the Facility whereupon it shall be immediately cancelled;

26.2.2	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (including, without limitation, all Break Costs) be immediately due and payable, at which time such amounts shall become immediately due and payable; and/or

26.2.3	declare all other amounts owing by the Obligors to the Lender in terms of the Finance Documents be immediately due and payable, at which time such amounts shall become immediately due and payable; and/or

26.2.4	demand and be entitled to receive specific performance of any obligation of either Obligor under and in terms of any Finance Documents to which it is a party; and/or

26.2.5	exercise any or all of the rights, remedies, powers or discretions of the Lender under the Finance Documents.

PART 10

CHANGES TO PARTIES

27.	ASSIGNMENT

27.1	The Lender shall be entitled to assign all or any of its rights and/or obligations under this Agreement and the other Finance Documents (together with the benefit of all and any security held by the Lender for such obligations) -

27.1.1	prior to the occurrence of a Default-

27.1.1.1	to any of the Assignment Entities (without the prior written consent of the Obligors); or

27.1.1.2	to any other person, with the prior written consent of the Obligors (which consent shall not be unreasonably withheld or delayed);

27.1.2	following a Default which is continuing, to any person or entity whomsoever (without the prior written consent of the Obligors).

27.2	Each Obligor hereby irrevocably and unconditionally consents to the splitting of all and any claims against it hereunder (both known and unknown (as of any date), present and future, actual and contingent) which may result directly or indirectly from or pursuant to any such assignment.

27.3	No Obligor shall be entitled, without the prior written consent of the Lender, to cede or assign or otherwise make over or transfer all or any of its rights and/or obligations in terms of the Finance Documents.

PART 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Lender

All payments by the Borrower to the Lender in terms of this Agreement and the other Finance Documents shall be paid as contemplated in this Agreement into the Collection Account.

28.2	No Set-off by Obligors; Obligations Unconditional

28.2.1	all payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.2.2	Each Obligor’s obligation to effect all payments in accordance with the Finance Documents shall be absolute and unconditional, irrespective of any contingency whatsoever, including, but not limited to -

28.2.2.1	any right of set-off, counterclaim, recoupment, defence or other right;

28.2.2.2	any insolvency, bankruptcy, administration, reorganisation, arrangement, readjustment of debt, dissolution, liquidation, business rescue proceedings or similar proceedings by or against the Lender or either Obligor;

28.2.2.3	any invalidity or unenforceability or lack of due authorisation of, or other defect in, any Finance Document; or

28.2.2.4	any other cause which (but for the provisions of this clause 28.2.2) would or might have the effect of terminating, discharging or in any way affecting any obligation of or either Obligor under the Finance Documents.

28.3	Renewal of Facility

28.3.1	The Parties shall be entitled (but not obliged) to agree a renewal of the Facility for successive periods each equal to the Renewal Period on the terms and conditions which may be agreed between the Lender and the Borrower in writing at the time of such renewal.

28.3.2	Should the Parties fail to reach an agreement on the terms and conditions of such renewal, the Facility shall terminate on the then applicable Maturity Date, unless otherwise agreed in writing by the Parties.

29.	NOTICES

29.1	The Parties choose as their address for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature, the following addresses :

29.1.1	the Borrower:

Physical:	[***]

Telefax:	[***]

Attention:	[***]

29.1.2	the Guarantor:

Physical:	[***]

Telefax:	[***]

Attention:	[***]

29.1.3	the Lender:

Physical:	[***]

Telefax:	[***]

or at such other address, not being a post office box or poste restante, of which the Party concerned may notify the other in writing.

29.2	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice only by hand delivery or by courier and by telefax.

29.3	Either Party may by notice to the other Party change the physical address chosen as its address in terms of clause 29.1 hereof to another physical address where postal delivery occurs in South Africa or its telefax number, provided that the change shall become effective on the 14th (fourteenth) Business Day from the deemed receipt of the notice by the other Party.

29.4	Any notice to a Party -

29.4.1	delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the day of delivery; or sent by telefax to its chosen telefax number, during ordinary business hours, stipulated in clause 29.1, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

29.4.2	Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its address contemplated in clause 29.1 hereof.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are phma facie evidence of the matters to which they relate. A certificate signed by any manager of the Lender (whose designation, appointment or authority as such it shall not be necessary to prove) certifying any amount outstanding in terms of this Agreement and the other Finance Documents which has become due and payable shall, in the absence of manifest error, be prima facie proof of the matters therein stated for all purposes, including for the purposes of furnishing further particulars, obtaining provisional sentence or other Judgment against either Obligor.

30.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

30.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) days.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Applicable Law.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. A facsimile shall be a valid counterpart for all purposes under the Finance Documents.

34.	WHOLE AGREEMENT

34.1	This Agreement together with the other Finance Documents constitutes the whole agreement between the Parties in relation to the subject matter hereof.

34.2	No addition to, variation, amendment, novation, waiver or agreed cancellation of any provision of this Agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

34.3	No oral pactum de non petendo shall be of any force or effect.

PART 12

GOVERNING LAW, ENFORCEMENT AND INDEPENDENT ADVICE

35.	GOVERNING LAW

The Finance Documents shall be construed and interpreted in accordance with the laws of South Africa.

35.1	Arbitration

35.1.1	Save for clauses 8 and 9 hereof, and in respect of those provisions of this Agreement which provide for their own remedies which would be incompatible with arbitration, a dispute which arises in regard to -

35.1.1.1	the interpretation of; or

35.1.1.2	the carrying into effect of; or

35.1.1.3	either of the Parties’ rights and obligations arising from; or

35.1.1.4	the termination or purported termination of or arising from the termination of; or

35.1.1.5	the rectification or proposed rectification of,

this Agreement, or out of or pursuant to this Agreement (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction), shall be submitted to and decided by arbitration.

35.1.2	The arbitration contemplated in clause 35.1.1 hereof shall be held -

35.1.2.1	with only the Parties and their representatives present thereat;

35.1.2.2	at Johannesburg.

35.1.3	It is the intention that the arbitration shall, where possible, be held and concluded in 21 (twenty one) Business Days after it has been demanded. The Parties shall use their best endeavours to procure the expeditious completion of the arbitration.

35.1.4	Save as expressly provided in this Agreement to the contrary, the arbitration shall be subject to the arbitration legislation for the time being in force in South Africa.

35.1.5	The arbitrator shall be an impartial admitted attorney of not less than 10 (ten) years’ standing appointed by the Parties or, failing agreement by the Parties within 10 (ten) Business Days after the arbitration has been demanded, at the request of either of the Parties shall be nominated by the President for the time being of the Law Society of the Northern Province (or its successor body), whereupon the Parties shall forthwith appoint such person as the arbitrator. If that person fails or refuses to make the nomination, either Party may approach the High Court of South Africa to make such an appointment. To the extent necessary, the court is expressly empowered to do so.

35.1.6	The Parties shall keep the evidence in the arbitration proceedings and any order made by any arbitrator confidential.

35.1.7	The arbitrator shall be obliged to give his award in writing fully supported by reasons.

35.1.8	The provisions of this clause are severable from the rest of this Agreement and shall remain in effect even if this Agreement is terminated for any reason.

35.1.9	The arbitrator shall have the power to give default judgment if any Party fails to make submissions on due date and/or fails to appear at the arbitration.

35.1.10	The arbitrator, but acting as an expert and not as an arbitrator, may “make the contract” between the parties by completing any gaps in the contract or by determining any matter which has been or is left to be agreed upon by the parties and on which they have not reached agreement.

35.1.11	The arbitrator’s award shall be final and binding on the Parties to the dispute. There shall be a right of appeal against any award of the arbitrator provided that -

35.1.11.1	the appeal is noted within 10 (ten) Business Days of the arbitrator’s award;

35.1.11.2	the appellant delivers the record to the respondent within 10 (ten) Business Days of the record becoming available to the appellant.

35.1.12	The relevant provisions of this arbitration clause shall apply mutatis mutandis in regard to the appeal.

35.1.13	The appeal shall be heard before a panel of 3 (three) arbitrators and the provisions of clause 35.1.5 shall apply mutatis mutandis.

35.1.14	The costs of any venue, arbitrator’s remuneration, recording, transcription and other costs and expenses ancillary to the hearing shall be borne by the Parties in equal shares and shall be recoverable, as costs in the cause, under the provisions of any award made by the arbitrator. The Parties, together with the arbitrator will agree form time to time on the arbitrator’s remuneration, which will be paid by the Parties in equal shares, upon receipt of invoices therefor.

35.1.15	Nothing in this clause 35.1 shall preclude any Party from seeking interim and/or urgent relief from a court of competent jurisdiction. In this regard, each Obligor agrees that any such legal action or proceedings may be brought against it in the South Gauteng High Court of South Africa (or any successor to that court) and irrevocably submits to the non-exclusive jurisdiction of such court. Each Obligor irrevocably waives any objection it may now or hereafter have that such action or proceeding has been brought in an inconvenient forum. Nothing herein shall affect the Lender’s right to serve process in any manner permitted by law. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against any Obligor in whatever other jurisdiction the Lender considers appropriate nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

36.	INDEPENDENT ADVICE

Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all the provisions of this Agreement and the other Finance Documents to which it is party and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Each Obligor acknowledges that all of the provisions of the Finance Documents and the restrictions herein and therein contained have been negotiated as between it and the other parties hereto and thereto and are part of the overall intention of the Parties in connection with this Agreement and the other Finance Documents.

37.	CONFIDENTIALITY

37.1	Subject to clause 37.2, each of the Parties agrees to maintain -

37.1.1	the provisions of the Finance Documents to which it is a party;

37.1.2	the details of the negotiations leading up to the conclusion of the Finance Documents to which it is a party,

(collectively the “Confidential Information”) as confidential and shall not disclose any of the Confidential Information to any third party, use such information for any purpose other than in connection with the Finance Documents.

37.2	The confidentiality undertaking set out in clause 37.1 above shall not apply to information that -

37.2.1	is disclosed to professional advisers of the Obligors under confidentiality undertakings that are in a form and substance satisfactory to the Lender;

37.2.2	is disclosed to a potential financier of the Obligors under confidentiality undertakings that are in a form and substance satisfactory to the Lender;

37.2.3	is disclosed to the professional advisers of the Lender;

37.2.4	is disclosed by or on behalf of the Lender to a potential Assignment Entity or any other person to whom the Lender assigns its rights and/or obligations under this Agreement and the other Finance Documents in accordance with the provisions of clause 27 hereof (the “Other Assignment Parties” and each an “Assignment Party”) (including the professional advisers of such Assignment Entity or Assignment Party, as the case may be);

37.2.5	is disclosed to any person by or on behalf of the Lender pursuant to any enforcement of its rights under the Finance Documents;

37.2.6	is at the time of its disclosure, already known to the receiving person from a source other than the disclosing Party;

37.2.7	is or becomes public knowledge other than pursuant to a breach of the Finance Documents by the Party who received the Confidential Information; or

37.2.8	is required by Applicable Laws, Accounting Principles or by the rules or regulations of any recognised stock exchange to be disclosed.

38.	DELIVERIES OF CONCENTRATE PRIOR TO THIS AGREEMENT

The Parties agree that any Advances made to the Borrower by the Lender in terms of the Northam Revolving Credit Facility prior to the date on which this Agreement comes into force and effect in respect of Concentrate delivered by the Borrower to Impala under the terms of the Concentrate Agreement shall be deemed to be Advances made in terms of this Agreement notwithstanding anything else to the contrary contained herein and all of the provisions of this Agreement shall apply in relation to such Advances mutatis mutandis.

Signed for and on behalf of

Investec Bank Limited	Investec Bank Limited

/s/ Kriosha Naidoo	/s/ Susan Elizabeth Neilan
Name: Kriosha Naidoo	Name: Susan Elizabeth Neilan

Title: Authorised Signatory	Title: Authorised Signatory

Date:	Date:

Witness	Witness

Signed for and on behalf of

Pilanesberg Platinum Mines Proprietary Limited

/s/ Erich Clarke
Name: Erich Clarke

Title: Director

Witness:

Date: 31 March 2017

Signed for and on behalf of

Pilanesberg Platinum Mines Proprietary Limited

/s/ Elmarie Maritz
Name: Elmarie Maritz

Title: CFO

Witness:

Date: 31 March 2017

Signed for and on behalf of

Platmin South Africa Proprietary Limited

/s/ Erich Clarke
Name: Erich Clarke

Title: Director

Witness:

Date: 31 March 2017

Signed for and on behalf of

Platmin South Africa Proprietary Limited

/s/ Elmarie Maritz
Name: Elmarie Maritz

Title:CFO

Witness:

Date: 31 March 2017

Schedule 1
CONDITIONS PRECEDENT

1.	Obligors

1.1	A copy of a resolution of the board of directors of each Obligor:

1.1.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

1.1.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.1.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Disbursement Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.2	A certificate of each Obligor (signed by a director of such Obligor) confirming that borrowing or guaranteeing or securing, as appropriate, the Facility would not cause any borrowing, guarantee, security or similar limit binding on such Obligor to be exceeded.

1.3	A certificate of an authorised signatory of the Borrower or other relevant Obligor certifying that each document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents and Concentrate Agreement

The original signed version of this Agreement in form and substance satisfactory to the Lender executed by the parties to those documents and evidence that each has become unconditional in accordance with its terms; and

A signed copy of the Concentrate Agreement or renewal, or amendment thereof which permits deliveries of Concentrate to Impala which is in form and substance satisfactory to the Lender and is duly executed by the Borrower, and Impala together with evidence that it has become unconditional in accordance with its terms.

3.	Other Documents and Evidence

A certificate from each Obligor, in respect of the First Facility Availability Period dated as at any date before 21 July 2013 and in respect of any Facility Renewal Period dated no longer than 3 Business Days before the commencement of the Facility Renewal Period, confirming that-

3.1	no Default or Event of Default has occurred and is continuing;

3.2	all of the representations and warranties are true and correct;

3.3	no Material Adverse Event has occurred;

3.4	no proceedings of the type contemplated in clause 23.13 are pending or threatened in respect of either Obligor and no industrial action is pending or threatened against either Obligor;

3.5	no proceedings of the type contemplated in clause 23.13, of which such Obligor ought to reasonably be aware, are pending or threatened in respect of Impala and no industrial action, of which such Obligor ought to reasonably be aware, is pending or threatened against Impala, and the Lender is satisfied in its sole discretion that the certificate is correct.

4.	Enforceability of Finance Documents and the Concentrate Agreement

The Lender is satisfied that each of the Finance Documents and the Concentrate Agreement are legal, valid, binding and enforceable in accordance with their terms.

5.	Regulatory Approvals

The Lender has received a copy, certified as true and correct by an officer of each of the Obligors, of each approval and consent of any governmental or other regulatory authorities which are necessary for the execution, performance and delivery by it of the Finance Documents to which it is a party and the Concentrate Agreement or confirmation in writing by a duly authorised officer of it that no such consents, authorisations or approvals are required in relation to the Obligors.

Schedule 2
DISBURSEMENT REQUEST

From:	Pilanesberg Platinum Mines (Proprietary) Limited (the "Borrower")

To:	Investec Bank Limited (the "Lender")

Dated: [●] 2017

Dear Sirs

Disbursement Request in terms of the Revolving Commodity Financing Facility Agreement (the "Facility Agreement") dated November 2012 between inter alia the Borrower (as borrower) and the Lender (as lender)

1.	Reference is made to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Disbursement Request unless given a different meaning in this Disbursement Request.

2.	The Borrower wishes the Lender to make an Advance to the Borrower in respect of the following Concentrate Lots delivered to Impala during the Delivery Month of [●] [specify Delivery Month], all on the terms and conditions of the Facility Agreement and, in particular, subject to fulfilment of the Conditions Precedent referred to in clause 5 of the Facility Agreement.

3.	The Mineral Class of this Disbursement Request is [PMC] I [BMC]. [Delete whichever is not applicable]

4.	A certificate of compliance in terms of clause 5.2.1 of the Facility Agreement is attached hereto as Annexure A.

5.	The Dispatch Analysis d in respect of the Concentrate Lots referred in paragraph 2 above is attached hereto as Annexure B.

6.	Based on the Dispatch Analysis Schedule, the Borrower's bona fide estimate in respect of such Concentrate Lots is as follows:

Approved	DMT of	Percentage	Relevant	Estimated	Royalty	Estimated	Treatment	Estimated
Mineral	Concentrate	Chromium	Recovery	Quantity of	Costs	Penalties	Costs	Price
	Lots	Oxide	Percentage	Approved
	delivered	Content of		Mineral (in
	during	Concentrate		Ounces) to
	relevant	Lots		be derived
	Delivery			from such
	Month			Concentrate
Lots
Platinum

Palladium

Gold

Approved	DMT of	Percentage	Relevant	Estimated	Royalty	Estimated	Treatment	Estimated
Mineral	Concentrate	Chromium	Recovery	Quantity of	Costs	Penalties	Costs	Price
	Lots	Oxide	Percentage	Approved
	delivered	Content of		Mineral (in
	during	Concentrate		Ounces) to
	relevant	Lots		be derived
	Delivery			from such
	Month			Concentrate
Lots

Copper

Nickel

[Delete whichever is not applicable]

7.	The Relevant Advance Date is [●] [specify proposed Advance Date],

8.	The Borrower's estimate of the Aggregate Gross Amount of such Advance is R[●] ([●] Rand).

9.	This Disbursement Request is irrevocable.

Yours faithfully

authorised signatory for
Pilnesberg Platinum Mines (Proprietary) Limited

Annexure A

Compliance with Conditions as referred to in Clause 5.2.1 of the Facility Agreement

From	Pilanesberg Platinum Mines Proprietary Limited

To:	Investec Bank Limited

Date:

Dear Sirs

The Borrower hereby confirms that the conditions precedent in clause 5.2.1 of the Facility Agreement have been fulfilled as at the date stated above, namely that:

1.	The conditions precedent referred to in clause 5.1 of the Facility Agreement remain fulfilled as of the Relevant Advance Date

2.	This Disbursement Request

2.1	Is for an advance greater than R1,000,000 (one million Rand);

2.2	Will not cause the Aggregate Gross Amount of the Facility Limit to be exceeded; and

2.3	Will not cause more than 8 (eight) Advances to be outstanding

2.4	The Concentrate Agreement is in full force and effect and deliveries of Concentrate are permitted thereunder.

3.	No default has occurred nor is continuing as of the Relevant Advance Date;

4.	No Economic Failure has occurred nor is continuing as of the Relevant Advance Date;

5.	No Force Majeure Event has occurred nor is continuing as of the Relevant Advance Date;

6.	The Lender has received in form and substance satisfactory to the Lender:

6.1	a complete copy of the Dispatch Analysis Schedule in respect of the Concentrate Lots to be financed under the Advance in question;

6.2	a copy of the Northam Initial Metal Analysis in respect of the Concentrate Lots to be financed under the Advance in question, directly from Northam and/or a copy from an independent assaying lab’s test report (being SGS south Africa Proprietary Limited) in respect of the Concentrate Lots to be financed under the Advance in question, directly from the independent assaying lab.[delete whichever is not applicable]

6.3	confirmation of the delivery month to which the relevant requested Advance relates;

6.4	All the Advance Calculation Information;

7.	The Disbursement Request is only in respect of and Advance calculated with reference to one Mineral class;

8.	The Borrower has determined the Price and the Spot Rate which is to be agreed to by the Lender; and

9.	The Borrower has not given a Prepayment Notice to the Lender in terms of clause 15.1 of the Facility Agreement.

Yours faithfully

By
Authorised signatory

For and on behalf of:

Pilnesberg Platinum Mines (Proprietary) Limited

By
Authorised signatory

For and on behalf of:

Pilnesberg Platinum Mines (Proprietary) Limited

Annexure B

Dispatch Analysis Schedule

Schedule 3

Illustrative worked examples of the calculation of the Cancellation Fee and the Discount Amount

Annexure B

NOTICE OF THE CHANGE IN BANKING DETAILS UNDER THE CONCENTRATE AGREEMENT

To:	Impala Refining Services Limited Corner of Cowles Street and East Geduld Road East Geduld Springs 1560 Gauteng ("Impala")

From:	Pilanesberg Platinum Mines Proprietary Limited 6 Ecofusion Office Park Block B, 324 Witch-Hazel Avenue Highveld Extension 59 South Africa ("PPM")

Date: [●] 2017

Dear Sirs

Treatment of Concentrate and Sales of Metal Agreement dated 23 June 2015 (the "Concentrate Agreement") between Impala and PPM

We refer to the Concentrate Agreement, a copy of which is attached hereto in terms of which Impala has consented to the cession of payment rights under the Concentrate Agreement by PPM in favour of Investec Bank Limited pursuant to a financing facility granted to it by Investec Bank Limited. From the date of this notice, PPM hereby requests that Impala pays all amounts due to PPM on account of the Concentrate Agreement into the following account:

Account Holder:	Investec Bank Limited
Bank:	Investec Bank Limited
Branch:	580105
Account number:	[***]

PPM hereby irrevocably waives its right to request deliver processed platinum and/or palladium to it in lieu of payment of some or all of the purchase price for the Concentrate pursuant to clause 2 of the Concentrate Agreement.

GOVERNING LAW

This notice shall be governed by and construed in accordance with the laws of the Republic of South Africa. Impala and PPM irrevocably and unconditionally submit to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng Local Division, Johannesburg) (or any successor to that division).

As witnessed by the duly authorised representatives of the Parties hereto

Signed for and on behalf of

Impala Refining Services Limited

Name:

Title:

Date:

Signed for and on behalf of

Pilanesberg Platinum Mines Proprietary Limited

/s/ Erich Clarke
Name:	Erich Clarke

Title:	Director

Date:	31 March 2017

Table of Contents

Page

1.	DEFINITIONS AND INTERPRETATION	11

2.	INTRODUCTION	44

3.	THE FACILITY	46

4.	LOAN PURPOSE	46

5.	CONDITIONS PRECEDENT	46

6.	EXPIRY OF FACILITY	49

7.	DRAWDOWN OF THE FACILITY	49

8.	PROCEDURE IN RELATION TO AGREEMENT AND/OR DETERMINATION OF THE PRICE	49

9.	PROCEDURE IN RELATION TO AGREEMENT AND/OR DETERMINATION OF THE SPOT RATE	50

10.	REPAYMENT OF THE LOAN	51

11.	OUT-AND-OUT CESSION	51

12.	MANDATORY PREPAYMENT	52

13.	CANCELLATION	53

14.	REPAYMENT	53

15.	APPLICATION OF MONIES IN THE COLLECTION ACCOUNT	54

16.	INTEREST	55

17.	CHANGES TO THE CALCULATION OF INTEREST	55

18.	FEES	56

19.	TAX GROSS UP AND INDEMNITIES	57

20.	INCREASED COSTS	58

21.	COSTS AND EXPENSES	61

22.	GUARANTEE AND INDEMNITY	61

23	REPRESENTATIONS AND WARRANTIES	64

24.	INFORMATION UNDERTAKINGS	70

25.	GENERAL UNDERTAKINGS	73

26.	EVENTS OF DEFAULT	76

27.	ASSIGNMENT	81

28.	PAYMENT MECHANICS	82

29.	NOTICES	82

30.	CALCULATIONS AND CERTIFICATES	83

31.	PARTIAL INVALIDITY	84

32.	REMEDIES AND WAIVERS	84

33.	COUNTERPARTS	84

34.	WHOLE AGREEMENT	84

35.	GOVERNING LAW	85

36.	INDEPENDENT ADVICE	86

37.	CONFIDENTIALITY	87

38.	DELIVERIES OF CONCENTRATE PRIOR TO THIS AGREEMENT	87